                                                                  CONFORMED COPY

                             DATE: JANUARY 31, 1999



                          HCC INSURANCE HOLDINGS, INC.

                                       AND

                                   GERALD AXEL

                                  BARRY J. COOK

                                 GARY J. LOCKETT

                              CHRISTOPHER F.B. MAYS

                                 MARK E. RATTNER

                             MARSHALL RATTNER, INC.

                                   JOHN SMITH

                                 KEITH W. STEED



                      -------------------------------------

                            SHARE PURCHASE AGREEMENT

                      -------------------------------------

                                TABLE OF CONTENTS

                                                                                                    PAGE
ARTICLE 1 SALE AND TRANSFER OF THE PEPYS SHARES                                                      2

ARTICLE 2 WARRANTIES, COVENANTS AND LIMITATION ON LIABILITY                                         17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF HCC                                                     22

ARTICLE 4 COVENANTS OF THE SELLERS                                                                  24

ARTICLE 5 COVENANTS OF HCC                                                                          26

ARTICLE 6 CLOSING                                                                                   30

ARTICLE 7 BONUS SCHEME                                                                              34

ARTICLE 8 COVENANTS TO PAY                                                                          35

ARTICLE 9 NON-COMPETITION AGREEMENTS AND OTHER NON-COMPETITION AGREEMENTS                           40

ARTICLE 10 MISCELLANEOUS                                                                            41

ARTICLE 11 INTERPRETATION                                                                           50

SCHEDULE 1A PEPYS SHARES                                                                            59

SCHEDULE 1B GROUP B SHAREHOLDERS' PORTION OF MINIMUM PRICE                                          60

SCHEDULE 1C GROUP A SHAREHOLDERS' ALLOCATION OF MINIMUM PURCHASE PRICE                              61

SCHEDULE 1D ANNUAL INSTALMENTS                                                                      62

SCHEDULE 1E AMOUNTS SUBJECT TO ESCROW DURING THE INITIAL ESCROW PERIOD                              63

SCHEDULE 2 EARNOUT PROVISIONS                                                                       64

SCHEDULE 3 WARRANTIES                                                                               66

SCHEDULE 4 LIMITATIONS ON SELLERS LIABILITY FOR BREACH OF WARRANTY AND UNDER THE TAX COVENANT      101

SCHEDULE 5 PROPERTY LEASES                                                                         110

SCHEDULE 6 HCC'S OBLIGATIONS PENDING REDEMPTION OF THE INITIAL SHORT TERM LOAN NOTES               111

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into on January 31, 1999 but effective for all purposes on January 1, 1999 (the "Effective Date") by and among HCC Insurance Holdings, Inc., a Delaware corporation ("HCC"); Barry J. Cook, of Pilgrim's House, Brasted Lane, Knockholt, Sevenoaks, Kent TN14 7PJ ("Cook"); Gary J. Lockett, of 11 Dynevor Gardens, Leigh-on-Sea, Essex SS9 2RG ("Lockett"); Christopher F.B. Mays, of 33 London Road, Ewell, Surrey KT17 2BE ("Mays"; Cook, Lockett and Mays are collectively referred to as the "Group A Shareholders"); Gerald Axel, of 2 Linda Lane, Plainview, New York, NY11803, USA ("Axel"); Marshall Rattner, Inc., a New York corporation ("MRI"); John Smith, of 5 Pinks Hill, Swanley, Kent BR8 8AG ("Smith") and Keith W. Steed, of 8 Alton Drive, Lexden, Colchester, Essex CO3 3ST ("Steed"; Axel, MRI, Smith and Steed are collectively referred to as the "Group B Shareholders"), and Mark E. Rattner, c/o Marshall Rattner, Inc. 37 Radio Circle Drive, Mount Kisco, New York 10549, USA ("Rattner"). The Group A Shareholders and the Group B Shareholders are collectively referred to as the "Shareholders" and the Shareholders together with Rattner are collectively referred to as the "Sellers".

RECITALS:

A. The Shareholders currently own all of the issued share capital of PEPYS Holdings Limited ("PEPYS"). PEPYS is the sole shareholder and parent company of Rattner Mackenzie Ltd ("RML").

B. HCC desires to purchase all of the issued shares in the capital of PEPYS (the "PEPYS Shares") and the Shareholders desire to sell to HCC the PEPYS Shares for the consideration and on the other terms and subject to the conditions set out in this Agreement.

C. HCC agrees to pay Rattner at Closing an arrangement fee of (pound)660,000 (the "Arranger's Fee") by way of the issue of a loan note in connection with his efforts in relation to the transaction contemplated by this Agreement on the terms and subject to the conditions set out in this Agreement.

D. Each Seller has been informed by HCC that HCC intends to transfer after the date of this Agreement all or some of the PEPYS Shares or other shares in the then issued share capital of PEPYS to a wholly owned subsidiary of HCC ("HCC UK") to be incorporated under English law and each Seller confirms and acknowledges that HCC has the right to make such a transfer following the full payment of all amounts payable under the Initial Short Term Loan Notes (as defined herein) to be issued to the Sellers and subject to compliance by HCC with its obligations under Sections 5.5 and 10.5 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                      SALE AND TRANSFER OF THE PEPYS SHARES

1.1  SALE OF PEPYS SHARES

     (a) Subject to the terms and conditions of this Agreement, at the Closing, each Shareholder shall sell, transfer and deliver to HCC, and HCC shall purchase from that Shareholder, the number of PEPYS Shares set out against his name in Schedule 1A.

     (b) Each Shareholder acknowledges and agrees that he has the right to transfer legal and beneficial title to the number of PEPYS Shares set out against his name in Schedule 1A on and from the date of Closing. The PEPYS Shares shall be sold free from all Encumbrances. HCC shall be entitled on and from the date of Closing to exercise all rights attached or accruing to the PEPYS Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by PEPYS on or after the Effective Date other than the dividend in the amount of(pound)1,600,000 declared by PEPYS on December 1, 1998 and paid to the Shareholders on January 4, 1999 and the dividend referred to in
          Section 5.7. Each of the Shareholders waives all rights of pre-emption over any of the PEPYS Shares conferred upon him by the articles of association of PEPYS or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the PEPYS Shares are waived. For the avoidance of doubt, Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of Section 1.1(a) and (b).

1.2  CONSIDERATION AND ARRANGER'S FEE

     (a) The consideration due to the Shareholders (the "Total Consideration") for the PEPYS Shares shall be the aggregate of (i) (pound)43,340,000 (the "Minimum Consideration"), which shall be discharged in accordance with the provisions of this Section 1.2; and (ii) (in the case of the Group A Shareholders only) the Earnout Price Adjustment (as defined in
          Section 1.3 below), if any, which shall be determined and discharged in accordance with Section 1.3 below.

     (b) Subject to the performance of the Sellers' obligations under Section 6.2, HCC shall deliver at Closing to each of the Group B Shareholders a loan note issued by HCC in agreed terms (an "Initial Short Term Loan Note") in accordance with Section 6.3 or, if such Group B Shareholder has so elected prior to the execution of this Agreement by notice to HCC, an Initial Short Term Loan Note and a further loan note issued by HCC in agreed terms (an "Initial Long Term Loan Note"; "Initial Short Term Loan Notes" and "Initial Long Term Loan Notes" are collectively referred to as the "Initial Loan Notes" and each as an "Initial Loan Note") in accordance with Section 6.3. The aggregate principal amounts of the

          Initial Loan Notes or (if such Group B Shareholder has only elected to receive an Initial Short Term Loan Note, the principal amount of the Initial Short Term Loan Note) to be issued to any of the Group B Shareholders pursuant to this Section 1.2(b) shall be the amount set out against that Group B Shareholder's name in Schedule 1B. Subject to the foregoing sentence, each Group B Shareholder who has elected prior to the execution of this Agreement to receive an Initial Short Term Loan Note and an Initial Long Term Loan Note will by notice to HCC prior to the execution of this Agreement, have allocated the principal amounts payable under the Initial Loan Notes provided that the principal amount payable under the Initial Short Term Loan Note will not be less than the amount set out against that Group B Shareholder's name in Schedule 1E. The aggregate principal amount of all the Initial Loan Notes to be issued to all the Group B Shareholders shall be(pound)18,203,000 which represents the portion of the Minimum Consideration allocated to the Group B Shareholders.

     (c) Subject to the performance of the Sellers' obligations under Section 6.2, HCC shall deliver at Closing to each of the Group A Shareholders an Initial Short Term Loan Note or, if such Group A Shareholder has so elected prior to the execution of this Agreement by notice to HCC, an Initial Short Term Loan Note and an Initial Long Term Loan Note. The aggregate principal amounts of the Initial Loan Notes or (if such Group A Shareholder has only elected to receive an Initial Short Term Loan Note, the principal amount of the Initial Short Term Loan Note) to be issued to any of the Group A Shareholders pursuant to this
          Section 1.2(c) shall be the amount set out against that Group A Shareholder's name in the third column of Schedule 1C. Subject to the foregoing sentence, each Group A Shareholder who has elected prior to the execution of this Agreement to receive an Initial Short Term Loan Note and an Initial Long Term Loan Note will by notice to HCC prior to the execution of this Agreement, have allocated the principal amounts payable under the two Initial Loan Notes provided that the principal amount payable under the Initial Short Term Loan Note will not be less than the amount set out against that Group A Shareholder's name in
          Schedule 1E. The aggregate principal amount of all the Initial Loan Notes to be issued to all the Group A Shareholders shall be(pound)15,082,200 which represents sixty per cent. (60%) of the Minimum Consideration allocated to the Group A Shareholders.

     (d) Subject to the performance of the Sellers' obligations under Section 6.2, HCC shall deliver at Closing a charge in agreed terms (the "Deed of Charge") over the PEPYS Shares sold and transferred to it in accordance with Section 1.1(a) as security for the payment of the principal amounts and interest payable under the Initial Loan Notes to be issued by HCC to the Shareholders as set out in Section 1.2(b) and
          (c) and as security for the payment of the principal and interest payable under the Initial Loan Note to be issued by HCC to Rattner under Section 1.2(k). Pending redemption of the Initial Short Term Loan Notes, HCC undertakes and covenants to the Sellers in the terms set out in Schedule 6.

     (e) Subject to Closing,(pound)10,054,800, which represents the remaining forty per cent. (40%) of the portion of the Minimum Consideration allocated to the Group A Shareholders (the "Deferred Consideration"), shall be allocated amongst the Group A Shareholders as set forth in the fourth column of Schedule 1C and discharged in instalments as herein provided. Each Group A Shareholder's allocated portion of the Deferred Consideration shall be discharged in four (4) annual instalments, without interest until the due date, the first instalment becoming due on January 31, 2000, and the other instalments becoming due thereafter on January 31, 2001, 2002 and 2003 respectively or, if any of such four dates is not a Business Day, on the Business Day next following (each being referred to as an "Instalment Date"). Each annual instalment ("Annual Instalment") due to the Group A Shareholders shall be in an aggregate amount equal to the following percentages of the Group A Shareholders' allocation of the Minimum
          Consideration: First Instalment - 14%; Second Instalment - 11%; Third Instalment - 10%; and, Fourth Instalment - 5%. Each Annual Instalment of the Deferred Consideration shall be discharged in accordance with this Section 1.2 and in the manner more specifically provided in
          Section 1.2(f) below. For the avoidance of doubt, each Group A Shareholder's right to receive any Deferred Consideration is not contingent upon the continued employment of such Group A Shareholder by PEPYS or RML or any other company or person.

     (f) Each Group A Shareholder shall receive half of each of his Annual Instalments on each relevant Instalment Date by way of the issue of the number of shares of HCC common stock of par value of $1.00 each ("HCC Common Stock") set out against that Shareholder's name in the third column of Schedule 1D and half of each of his Annual Instalments by way of the issue of a loan note on the relevant Instalment Date which loan note shall be in one of the two agreed forms (a "Form A Deferred Loan Note" and a "Form B Deferred Loan Note"). The Form A Deferred Loan Notes and the Form B Deferred Loan Notes are collectively referred to as the "Deferred Loan Notes" and each as a "Deferred Loan Note". The principal amount of each Deferred Loan Note to be issued to each Group A Shareholder under each of his Annual Instalments is set out in the fourth column of Schedule 1D. Each Group A Shareholder shall notify HCC in writing no later than ten (10) Business Days prior to each Instalment Date which one of the two forms of Deferred Loan Note he elects to have issued to him on such Instalment Date by HCC provided that if no such notice has been received by HCC from a Group A Shareholder by the date referred to above, that Group A Shareholder shall be deemed to have elected a Form A Deferred Loan Note. If any Deferred Loan Note is not issued on the relevant Instalment Date, HCC shall pay to the Group A Shareholder entitled to the Deferred Loan Note liquidated damages equal to the interest that would have accrued prior to the actual date of issue had the Deferred Loan Note been issued on the relevant Instalment Date.

     (g) The shares of HCC Common Stock issuable to any Group A Shareholder in partial discharge of any Annual Instalment pursuant to this Section
          1.2 are referred to as the "HCC Shares". All such HCC Shares and Deferred Loan Notes shall be issued free and clear from all Encumbrances and the HCC Shares shall rank pari passu in all respects with the then existing shares of HCC Common Stock. If HCC shall split, subdivide or combine the HCC Common Stock into a different number of securities of the same class at any time before the final Annual Instalment or (subject to the sentence following) a bonus, capitalisation or other issue of HCC Common Stock is made to the then current holders of HCC Common Stock generally where such issue contains (whether wholly or in part) a gratuitous element (for example, but without limitation, the discount to market price in a rights issue shall be a gratuitous element), the number of shares of HCC Common Stock issuable in any subsequent Annual Instalment shall be proportionately increased, in the case of a split or subdivision, bonus, capitalisation or other issue of HCC Common Stock to the then current holders of HCC Common Stock generally, or proportionately decreased in the case of a combination. In the event of any bonus, capitalisation or other issue of HCC Common Stock which contains only in part a gratuitous element being made to the then current holders of HCC Common Stock generally, the number of shares of HCC Common Stock issuable in any subsequent Annual Instalment shall be adjusted in a manner which in the opinion of HCC's auditors is fair and reasonable so as to avoid the entitlement to the number of shares of HCC Common Stock of the relevant Group A Shareholders being diluted by reason of the gratuitous element (such opinion, in the absence of fraud or manifest error, to be binding on all the Group A Shareholders). HCC will promptly notify the Group A Shareholders of any adjustment made in accordance with the provisions in this Section 1.2(g). No fractional shares of HCC Common Stock shall be issued.

     (h) The HCC Shares issued in partial discharge of any Annual Instalment shall not be registered under any applicable securities laws of the United States when issued hereunder and are required to be held subject to the holding provisions set forth under Rule 144 of the Securities Act of 1933. Subject to the following provisions of this
          Section 1.2(h), the certificates representing the HCC Shares issued pursuant to this Section 1.2 shall be issued and delivered to the Group A Shareholders (or as such Group A Shareholder has notified to HCC in writing not later than five Business Days in advance of the relevant Instalment Date) on the relevant Instalment Date and shall bear all appropriate legends indicating that such shares have not been registered under the applicable securities laws of the United States and may not be transferred, offered or sold unless they have been registered under any such applicable securities laws or an exemption therefrom is available. HCC shall have no obligation to register any transfer of such unregistered HCC Shares or to issue or deliver any such HCC Shares to any person other than the relevant Group A Shareholder unless it receives such appropriate investment representations and warranties as HCC acting reasonably may deem necessary for the issue of such HCC Shares.

     (i) The parties expect that the Group A Shareholders will not become liable to pay Tax on any part of the consideration which the Group A Shareholders receive pursuant to this Agreement in the form of HCC Shares, Deferred Loan Notes or Earnout Loan Notes (excluding, for the avoidance of doubt, dividends received on such HCC Shares or interest received on such Deferred Loan Notes or Earnout Loan Notes) until the date when the Group A Shareholders dispose of such HCC Shares, Deferred Loan Notes or Earnout Loan Notes. However, recognising that such treatment is not certain, the parties have agreed as follows:-

          (i) subject to Section 1.2(j), in the event that a Group A Shareholder becomes liable to pay Tax on any part of the consideration which the Group A Shareholder receives pursuant to this Agreement in the form of HCC Shares, Deferred Loan Notes or Earnout Loan Notes (excluding, for the avoidance of doubt, dividends received on such HCC Shares, interest received on such Deferred Loan Notes or Earnout Loan Notes, such part of the proceeds of disposing of a loan note as represents accrued interest or such part of the proceeds of disposing of an HCC Share as represents accrued dividends, but including any part of the principal amount of the loan notes as is subject to income tax on the basis that it represents deemed interest income in the hands of the Group A Shareholder) on a date falling earlier than the date (the "Anticipated Tax Payment Date") on which capital gains tax is payable in respect of capital gains arising in the year of assessment in which the Group A Shareholder disposes of such HCC Shares, Deferred Loan Notes or Earnout Loan Notes (such Tax being described in the remainder of this clause as the "Accelerated Tax Liability"), then, provided that the date of payment as determined under Section 1.2(i)(ii) below falls after the date on which the Group A Shareholder is liable to discharge the Accelerated Tax Liability, HCC shall pay to such Group A Shareholder an amount equal to A x B x 50%, where:-

                (a)   A is the Accelerated Tax Liability; and

                (b) B is an amount equal to 180 day LIBOR for the period from the date on which the Group A Shareholder is liable to discharge the Accelerated Tax Liability to the date of payment as determined under Section 1.2(i)(ii) below plus 1%, multiplied by the number of days in such period and divided by 365.

          (ii) the payment required to be made pursuant to Section 1.2(i)(i) above shall be made as follows:-

                (a) to the extent that the payment relates to an Accelerated Tax Liability which would not have arisen if the issue of particular HCC Shares had been accepted as deferring the imposition of Tax until the Anticipated Tax Payment Date, the date falling eighteen months after the date of issue of such HCC Shares (or, if earlier, the Anticipated Tax Payment Date); and

                (b) to the extent that the payment relates to an Accelerated Tax Liability which would not have arisen if the issue of particular Deferred Loan Notes or Earnout Loan Notes had been accepted as deferring the imposition of Tax until the Anticipated Tax Payment Date, the date falling six months after the date of issue of such Deferred Loan Notes or Earnout Loan Notes (or, if earlier, the Anticipated Tax Payment Date).

     (j) HCC will not be required to make a payment to a Group A Shareholder pursuant to Section 1.2(i)(i) above to the extent that the Accelerated Tax Liability arises or is increased as a result of the relevant Group A Shareholder's failure to comply with the following:-

          (i) Each Group A Shareholder shall give proper notice to the Inland Revenue in respect of any Earnout Loan Note on or before the first anniversary of January 31 next following the year of assessment in which the Earnout Loan Note is issued to him that he elects that section 138A of TCGA is to apply to the Earnout Loan Note.

          (ii) Upon any Group A Shareholder's becoming aware of any notice, letter or other document (including a Tax assessment) or the taking of any action by or on behalf of the Inland Revenue from which notice, letter, document or action it appears that the Inland Revenue does not accept that the issue of HCC Shares or Deferred Loan Notes or Earnout Loan Notes will defer the imposition of Tax on such part of the consideration which the Group A Shareholder receives pursuant to this Agreement in the form of HCC Shares, Deferred Loan Notes or Earnout Loan Notes until the Anticipated Tax Payment Date, the relevant Group A Shareholder shall as soon as reasonably practicable give written notice of such notice, letter, document or action to HCC, and

                HCC may require the Group A Shareholder to take such steps as HCC may reasonably require in order for the relevant Group A Shareholder to avoid, resist or appeal against the position taken by the Inland Revenue provided always that no Group A Shareholder shall be required by HCC to take any action or disclose to it any part of information which relates to such Group A Shareholder's Tax affairs other than those related to this matter and subject always to compliance with applicable law and regulations and provided further that HCC shall indemnify such Group A Shareholder to his reasonable satisfaction against any liability, cost, damages, awards or expenses (including, without limitation, interest and penalties and any additional Tax and all legal costs and expenses properly incurred) (together, "Costs") which may be incurred in connection with any such steps but not, for the avoidance of doubt, Costs arising in respect of such Group A Shareholder's Tax affairs other than those related to this matter.

          (iii) The actions which HCC may require under paragraph (ii) of this
                Section 1.2(j) shall include (without limitation) the relevant Group A Shareholder's applying to postpone (so far as legally possible) the payment of any Tax liability and/or appealing against any assessment to Tax to the special or general commissioners, or other court or appellate body and/or, at the request of HCC, allowing HCC to take on or take over the conduct of all or any proceedings relating to any such Tax liability, and, if HCC takes on or takes over the conduct of proceedings, the relevant Group A Shareholder shall provide such information and assistance as HCC may reasonably require in connection with the preparation for and conduct of those proceedings provided that nothing in this Section 1.2(j) shall require the relevant Group A Shareholder to commence any action before an appellate body unless HCC has first obtained an opinion from a counsel reasonably acceptable to the relevant Group A Shareholder that such action would be worthwhile because of the prospects of success or the sum of money involved.

     (k)  HCC shall deliver at Closing to Rattner an Initial Short Term Loan
          Note issued by HCC in the principal amount of(pound)660,000 in accordance with Section 6.3 in satisfaction of the Arranger's Fee. Rattner confirms and acknowledges that the issue of such an Initial Loan Note to him and in the manner set out in Section 1.2(l) and its redemption in accordance with its terms shall constitute complete discharge of the payment of the Arranger's Fee to him and that HCC shall not be concerned to see that any other person who may be entitled or who may have a claim to such payment shall be paid in accordance with such person's entitlement or claims. Rattner shall, at Closing, deliver a deed of release (the "Rattner

          Deed of Release") in agreed terms under which, among other things, he confirms and acknowledges that he has no further right to any brokerage fees, commissions, finder's fee, arranger's fees or any other financial advisory or consulting fees or Bonus (as herein defined) from HCC, PEPYS or RML in connection with the transactions contemplated under this Agreement or otherwise or, except as stated therein, make any other claim against HCC, PEPYS or RML.

     (l) HCC undertakes and covenants to each of the Sellers to redeem, repay or otherwise discharge in full the aggregate principal amount (together with interest thereon calculated in accordance with the terms of the Initial Short Term Loan Note issued to him) due to him under the Initial Short Term Loan Note issued to him by no later than 60 days after the Closing by electronic funds transfer in immediately available sterling funds to Midland Bank plc, Poultry and Princes Street, London EC3 (sort code: 40 05 30; account name: Clifford Chance Client Account; account number: 23181499) on behalf of such Sellers (receipt of which shall fully discharge HCC's obligations under this Section 1.2(l) and this shall be the notice requiring payment to a specified account required under the Initial Short Term Loan Notes).

     (m) The obligations imposed upon Cook, Lockett, Mays, Smith and Steed under the Non-Competition Agreements referred to in Section 6.2, the obligations imposed upon them in clause 14 of the service agreements referred to in Section 6.2 and the obligations imposed upon MRI and Rattner under the Other Non-Competition Agreements referred to in
          Section 6.2 shall cease to be binding on each of them and the Non-Competition Agreements and the Other Non-Competition Agreements shall terminate automatically if any holder of an Initial Short Term Loan Note does not receive payment from HCC in accordance with such Note of all principal and interest due to him under the Initial Loan
          Note issued to him pursuant to this Agreement on or before the due date and in accordance with Section 1.2(l). The provisions of this
          Section 1.2(m) shall not limit any other right or remedy that the holders of Initial Short Term Loan Notes may have in respect of any failure to pay principal or interest on any Initial Short Term Loan Note.

1.3  EARNOUT PRICE ADJUSTMENT

     (a) In addition to the portion of the Minimum Consideration to which the Group A Shareholders are entitled as set forth in Sections 1.2(c) and
          (e), the Group A Shareholders shall, after Closing and subject to the terms and conditions set forth herein, receive additional consideration (the "Earnout Price Adjustment" or "EPA") by way of the issue of loan notes which loan notes shall be in one of two agreed forms (a "Form A Earnout Loan Note" or a "Form B Earnout Loan Note"). The Form A Earnout Loan Notes and Form B Earnout Loan Notes are collectively referred to as the "Earnout Loan Notes" and each as an "Earnout Loan Note". If the Actual Pretax Profits (as herein defined) of PEPYS calculated in accordance with Schedule 2 in respect of any Earnout Period (as herein defined) exceed the applicable Target Pretax Profits (as herein defined) of that Earnout Period, HCC shall, in respect of any Earnout Period for which the Actual Pretax Profits for that Earnout Period exceed the applicable Target Pretax Profits for that Earnout Period, issue to the Group A Shareholders on the April 30 next following that Earnout Period (or if any such date is not a Business Day, on the Business Day next following such date) Earnout Loan Notes with an aggregate principal amount equal to the amount (the "Annual Earnout Amount") of seventy-five percent (75%) of the excess of PEPYS' Actual Pretax Profits for that Earnout Period over the applicable Target Pretax Profits for that Earnout Period. (For example, the Annual Earnout Amount for any Earnout Period shall be determined as follows: Annual Earnout Amount = 0.75 x (Actual Pretax Profits - Target Pretax Profits).) Each successive twelve (12) month period ending December 31, 1999, 2000, 2001 and 2002 is an "Earnout Period". Any Earnout Loan Notes issued to any Group A Shareholders shall not be issued prior to April 30 immediately following the Earnout Period to which such notes relate and shall, regardless of the date of issue of such notes, bear interest on the principal amount thereof at the rate of interest specified under the terms of such notes from April 30 immediately following the Earnout Period to which such notes relate.

     (b) The Group A Shareholders' right to receive the Earnout Price Adjustment after Closing pursuant to this Section 1.3 is conditional upon the Actual Pretax Profits of PEPYS in respect of an Earnout Period exceeding the Target Pretax Profits for that Earnout Period but is not subject to the continued employment of any Group A Shareholder by PEPYS and/or RML or any other company or person. HCC shall have no obligation to issue any Earnout Loan Note for any Earnout Period unless the Actual Pretax Profits exceed the Target Pretax Profits for such Earnout Period and in no event shall any Actual Pretax Profits earned in any Earnout Period be carried forward or carried back to any other Earnout Period for the purpose of satisfying the Target Pretax Profits for such other Earnout Period.

     (c) For the purposes of this Section 1.3 and the calculation of the Earnout Price Adjustment and each Annual Earnout Amount, the "Actual Pretax Profits" shall be denominated in pounds sterling and shall have the meaning and shall be calculated in accordance with the provisions set out in Schedule 2. The "Target Pretax Profits" for the first Earnout Period shall be (pound)8,000,000. The Target Pretax Profits for each of the successive Earnout Periods shall be an amount in pounds sterling equal to 110% of the Actual Pretax Profits for the immediately preceding Earnout Period.

     (d) The principal amount of each Earnout Loan Note to be issued to each Group A Shareholder in respect of any Earnout Period shall be the Annual Earnout Amount for that Earnout Period multiplied by the percentage set out against the name of that Group A Shareholder below:-

              GROUP A SHAREHOLDER              PERCENTAGE (%)
                     Cook                            50
                    Lockett                          25
                     Mays                            25

     (e) No earlier than April 6 and no later than April 15 immediately following an Earnout Period, HCC shall deliver a notification in writing (the "HCC Earnout Statement") to the Representative stating the Annual Earnout Amount in respect of that Earnout Period. Such HCC Earnout Statement shall have attached to it a report from the auditors of PEPYS confirming that the HCC Earnout Statement has been drawn up and the Actual Pretax Profits as stated in the HCC Earnout Statement have been calculated in accordance with the provisions of this Agreement. If the Representative does not object to the amount of the Annual Earnout Amount set out in such HCC Earnout Statement within fifteen (15) Business Days of its delivery to the Representative, the Annual Earnout Amount stated in such HCC Earnout Statement shall be deemed to have been agreed to by and shall (in the absence of fraud) be final and binding on all the Group A Shareholders in respect of the relevant Earnout Period. HCC shall procure that PEPYS provides the Representative and/or any professional adviser of the Representative to whom HCC has no reasonable objection (it being confirmed by HCC that it currently does not have any objection to Mazars Neville Russell being so appointed as an adviser of the Representative and HCC acknowledges that the mere fact that Mazars Neville Russell are currently the auditors of PEPYS would not in itself be a reasonable objection) with such access to PEPYS's and RML's internal accounting working papers and the accounting and financial records of PEPYS in respect of the relevant Earnout Period as are reasonably necessary for the review of the HCC Earnout Statement and the calculation of the Actual Pretax Profits of PEPYS in respect of the relevant Earnout Period. HCC further agrees to provide in a timely manner explanations to queries reasonably made by the Representative and/or any such professional adviser of the Representative in relation to the calculation of the Annual Earnout Amount set out in an HCC Earnout Statement.

     (f) If the Representative wishes to dispute the Annual Earnout Amount set out in such HCC Earnout Statement, he shall deliver a notification (the "Objection Notification") in writing to HCC within the fifteen
          (15)

          Business Days of receipt of such HCC Earnout Statement stating that he, on behalf of the Group A Shareholders, disagrees with the amount of the Annual Earnout Amount set out in such HCC Earnout Statement and setting out so far as reasonably practicable the amount he proposes to be the correct Annual Earnout Amount, together with reasons for and details of the calculation relating to such proposal in reasonable detail. In the event that HCC reasonably considers that the reasons and/or calculation provided by the Representative require further explanation, the Representative shall provide such further reasons and details of such calculation as are reasonably practicable to be collated within ten (10) Business Days of receipt by the Representative of the request from HCC for such information so that such further reasons and details shall be provided within such ten
          (10) Business Day period.

     (g) If HCC does not agree with the Annual Earnout Amount proposed in the Objection Notification delivered by the Representative in accordance with Section 1.3(f) above, HCC and the Representative shall meet to discuss the objections raised and shall use all reasonable endeavours to reach agreement upon the Annual Earnout Amount. If HCC and the Representative are able to reach agreement on the amount of the Annual Earnout Amount (incorporating any agreed adjustments), such agreed amount of the Annual Earnout Amount shall be final and binding on HCC and all the Group A Shareholders.

     (h) If HCC and the Representative are unable to reach agreement on the Annual Earnout Amount under dispute within ten (10) Business Days of the delivery of the Objection Notification by the Representative (the "Resolution Period"), the dispute (the "Earnout Dispute") shall be referred on the written request of either HCC or the Representative (each a "Dispute Party") to a partner of a leading independent firm of chartered accountants (the "Expert") to be appointed jointly by HCC and the Representative or, failing such appointment within three (3) Business Days after either HCC's or the Representative's written request, appointed at the written request of either HCC or the Representative by the President for the time being of the Institute of Chartered Accountants in England and Wales for resolution. In relation to any Earnout Dispute which is referred to the Expert, the following shall apply:-

          (i) each Dispute Party shall prepare a written submission on the Earnout Dispute (the "First Submission") which shall be delivered to the Expert no later than fifteen (15) Business Days after the day on which such Expert is appointed and a copy of the First Submission prepared by each Dispute Party shall be delivered by that Dispute Party to the other Dispute Party within the fifteen (15) Business Day period referred to above;

          (ii) each Dispute Party shall be entitled to prepare a response to the other's First Submission which shall be submitted to the Expert no later than ten (10) Business Days after the date on which that Dispute Party received a copy of the other Dispute Party's First Submission pursuant to paragraph (i) above, with a copy of such response delivered to the other Dispute Party; and

          (iii) following submission of the written statements by HCC and the Representative as contemplated by paragraphs (i) and (ii) above,

          neither HCC nor the Representative shall be entitled to make any further statements except insofar as the Expert so requests or HCC and the Representative otherwise agree.

     (i) The Expert shall, within forty-five (45) Business Days of his appointment, decide and give his decision in writing as to what the Annual Earnout Amount under dispute should be in order for it to be calculated in accordance with this Agreement. Any such decision shall (in the absence of manifest error) be final and binding on HCC and all the Group A Shareholders and shall be given by the Expert so appointed as an Expert and not as an arbitrator. Each of HCC and the Group A Shareholders shall provide the Expert with all such information and access to all such documents as the Expert may reasonably request for the purpose of reaching his decision. In giving his decision on the Earnout Dispute, the Expert shall provide reasons therefor. For the avoidance of doubt, if either HCC or the Representative fails to prepare a First Submission or a response to the other's First Submission as contemplated in Sections 1.3(h)(i), (ii) and (iii) the Expert shall nevertheless be entitled to determine the Earnout Dispute on the basis of the information and documents available to him.

     (j) The costs of each Dispute Party (other than the costs of the Expert) shall, unless the Expert otherwise determines, be borne by that Dispute Party. The cost of the Expert shall be borne in accordance with a direction made by such Expert at his discretion provided that unless the Expert in his discretion otherwise determines, the costs of the Expert shall be borne by the Group A Shareholders if the Expert agrees with the Annual Earnout Amount stated in the HCC Earnout Statement delivered by HCC in accordance with Section 1.3(e).

     (k) Each Group A Shareholder shall notify HCC in writing no later than three (3) Business Days after the date of determination of the Final Earnout Amount which one of the two forms of the Earnout Loan Notes he elects to have issued to him on such Instalment Date by HCC provided that if no such notice has been received from a Group A Shareholder by the date referred to above, that Group A Shareholder shall be deemed to have elected a Form A Earnout Loan Note. As soon as reasonably practicable following, and in any event not later than ten

          (10) Business Days after the determination of the Final Annual Earnout Amount in respect of an Earnout Period in accordance with the foregoing provisions of this Section 1.3, HCC shall issue to each Group A Shareholder an Earnout Loan Note in the principal amount equal to such Final Annual Earnout Amount multiplied by the percentage set out against the name of that Group A Shareholder in Section 1.3(d) above. The "Final Annual Earnout Amount" in respect of an Earnout Period shall be:-

          (i) the Annual Earnout Amount stated in the HCC Earnout Statement if no Objection Notification is delivered within the time period specified in Section 1.3(f); failing which

          (ii) the Annual Earnout Amount agreed between HCC and the Representative as contemplated under Section 1.3(g); failing which

          (iii) the Annual Earnout Amount determined by the Expert in accordance with Section 1.3(i).

     (l) For the purposes of this Section 1.3, the Representative means the Group A Representative in accordance with Section 8.4.

1.4  ESCROW AGREEMENT

     No later than ten (10) Business Days prior to the due date for the payment of the principal amounts under the Initial Short Term Loan Notes, each Seller and HCC shall enter into an escrow agreement in agreed terms (an "Escrow Agreement") and Mourant & Co. Capital Trustees Limited (the "Escrow Agent"). In accordance with the terms of each Initial Short Term Loan Note to be delivered by HCC to each Seller at the Closing, HCC shall, on the redemption date of such Initial Short Term Loan Note, deposit on behalf of the relevant Seller and out of the principal amount to be paid under such Initial Loan Note, an amount in immediately available sterling funds equal to the amount set out against that Seller's name in Schedule 1E with the Escrow Agent instead of making the payment thereof to that Seller, which amount is equal to five per cent. (5%) of such Seller's share of the Minimum Consideration or (in the case of Rattner) the Arranger's Fee referred to in Section 1.2(k) such amount to be held on the terms and subject to the conditions set out in the relevant Escrow Agreement. The total aggregate amount to be so deposited with the Escrow Agent shall be (pound)2,200,000.

1.5  NO RIGHT OF SET-OFF

     (a) For the avoidance of doubt, HCC hereby acknowledges and agrees that all payments to be made by or on behalf of HCC to any of the Sellers as contemplated under or pursuant to this Agreement and any other document to be entered into between HCC and, amongst others, that

          Seller or delivered by HCC to that Seller as contemplated under this Agreement shall not be subject to any rights of set-off, withholding, deduction or counterclaim (other than in respect of any amount payable by that Seller to HCC under a final and unappealable judgement given in its favour) save (i) in accordance with the terms of the Escrow Agreement to which that Seller is a party; (ii) as required by law; or
          (iii) to the extent specified otherwise in this Agreement or any other document contemplated by this Agreement.

     (b) For the avoidance of doubt, each Seller hereby acknowledges and agrees that all payments to be made by or on his behalf to HCC as contemplated under or pursuant to this Agreement and any other document to be entered into between HCC and, amongst other things, that Seller or delivered by the Sellers to HCC as contemplated under this Agreement shall not be subject to any rights of set-off, withholding, deduction or counterclaim (other than any amount payable by HCC to the relevant Seller under a final and unappealable judgement given in his favour) save as required by law or to the extent specified otherwise in this Agreement or any other document contemplated by this Agreement.

1.6  CONDUCT OF BUSINESS DURING THE EARNOUT PERIODS

     (a) Each of HCC and the Group A Shareholders agrees that (subject to applicable law and regulation) such party shall use all reasonable endeavours to ensure that none of PEPYS, RML, or any other subsidiary, subsidiary undertaking or any associated undertaking of PEPYS will during the period from Closing to December 31, 2002 enter into any transaction (not being in the normal course of the relevant company's business or the development of the relevant company's business) the principal or primary purpose of which is to:

          (i)   inflate the Actual Pre-tax Profits of PEPYS for any period;

          (ii) reduce, defer or divert the Actual Pre-tax Profits of PEPYS for any such period; or

          (iii) increase the losses of PEPYS for any such period.

     (b) Without limiting the generality of Section 1.6(a), each of HCC and the Group A Shareholders agrees that its obligations under Section 1.6(a) include an obligation on each such party to use all reasonable endeavours to ensure that:

          (i) neither PEPYS nor RML shall dispose of the whole or any substantial part of its business, undertaking or assets (other than, in the case of assets, in the normal course of trading) before December 31, 2002 where to do so would or is reasonably likely to reduce the Actual Pre-tax Profits during any Earnout Period or to increase the Target Pretax Profits in any Earnout Period;

          (ii) PEPYS shall not dispose of the whole or any substantial part of the issued share capital of RML where to do so would or is reasonably likely to reduce the overall Actual Pre-tax Profits during any Earnout Period or to increase the Target Pretax Profits in any Earnout Period; and

          (iii) there is not a winding up of PEPYS or RML (other than a members' voluntary winding up of PEPYS or RML for the purposes of a good faith reconstruction or reorganisation) provided that nothing in this paragraph (iii) shall require HCC nor any of the Group A Shareholders to inject any funding or provide any form of financial support to PEPYS or RML at any time.

     (c) For the avoidance of doubt, the Group A Shareholders agree with HCC that Section 1.6(a) shall not prevent:

          (i) any other member of the HCC Group obtaining the best terms obtainable (through commercial negotiations on an arms length basis) from PEPYS or RML in the normal course of trading (including, without limitation, for the sharing of brokerage and other fees consistent with past practice prior to the date of this Agreement); or

          (ii) any other member of the HCC Group choosing at any time and from time to time to place any of its business with a person other than PEPYS or RML; or

          (iii) any other member of the HCC Group enjoying the full benefit of all its rights under or in connection with any agreement or other arrangement (present or future) between or involving such member and PEPYS or RML (including, without limitation, all such rights to bring any claims whether in contract, tort or on any other ground whatsoever).

                                    ARTICLE 2
                WARRANTIES, COVENANTS AND LIMITATION ON LIABILITY

2.1  SELLERS' WARRANTIES AND COVENANTS

     (a) Each of the Sellers severally warrants to HCC that each of the warranties set out in Schedule 3 given by the Sellers (together the "Warranties" and each a "Warranty") is accurate in all respects and not misleading at the date of this Agreement and as at Closing.

     (b) The Sellers accept that HCC is entering into this Agreement in reliance upon the Warranties made by the Sellers with the intention of inducing HCC to enter into this Agreement and that accordingly HCC has been induced to enter into this Agreement. HCC acknowledges that in entering into this Agreement it has not relied on and has not been induced to enter into this Agreement on the basis of any warranties or representations other than those set out in this Agreement or any other document or certificate delivered by any Seller to it at Closing.

     (c) Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement or any terms in any other document or certificate referred to in this Agreement.

     (d)  In the event that the Sellers (or any of them) are in breach of
          Section 2.1(a), the Sellers covenant with HCC that the Sellers will, at the direction of HCC, pay to HCC or, as the case may be, PEPYS, RML or PMS an amount equal to:

          (i)   either:-

                (A) the amount by which the value of an asset (including one warranted to exist but not in fact existing) or contract of PEPYS, RML or PMS is or becomes less than its value would have been if the Warranties had not been breached or not been untrue or misleading; and

                (B) the amount of any liability or increase in any liability which PEPYS, RML or PMS has incurred or is or becomes subject to which it would not have incurred or become subject to or which would not have increased if the Warranties had not been breached or not been untrue or misleading; or

          (ii) the amount (the "Reduction") by which the aggregate value of the issued share capital of PEPYS is or becomes less than it would have been if the Warranties had not been breached or not been untrue or misleading. For this purpose all of the Sellers acknowledge and agree with HCC that the aggregate consideration payable by HCC under this Agreement was calculated using a price earnings multiple (based on the adjusted pre-Tax earnings of the Group) of 7.5 and accordingly the Reduction shall be calculated on the basis of the same price earnings multiple as applied to the reduction in pre-Tax earnings of the Group caused by such breach of Warranty; and

          (iii) together, in each case with an amount equal to all costs and expenses incurred directly or indirectly as a result of or in connection with any deficiency or diminution in the PEPYS Shares Value or in value of any asset or contract or any liability or increased liability, as the case may be, referred to in paragraph (i) or (ii).

          For the avoidance of doubt, amounts payable under this Section 2.1(d) shall be calculated without reference to the rules of general law relating to the claims for damages for breach of Warranty but shall be subject to the provisions of Section 2.2 and Schedule 4.

     (e)  (i)   If any amount payable by the Sellers to HCC pursuant to this
                Agreement (including, without limitation, any payments under Section 2.1(d) or 8.1) is subject to United Kingdom Taxation in the hands of HCC, such additional amounts shall be paid by the Sellers to HCC so as to ensure that the net amount received by HCC is equal to the full amount payable to HCC under this Agreement. All amounts payable by the Sellers pursuant to this Agreement (including, without limitation, any payments under Section 2.1(d) or 8.1) shall be paid free and clear of all deductions or withholdings, save as may be required by United
                Kingdom law. If any Seller is required by United Kingdom law to make any deduction or withholding from any such payment, such additional amounts shall be paid by the Seller to HCC so as to ensure that the net amount received by HCC is equal to the full amount payable to HCC under this Agreement.

          (ii) HCC shall take such steps as are reasonable to avoid any such Tax liability as is referred to in Section 2.1(e)(i) (including claiming so far as practicable that any such payment as is made by the Sellers to HCC is a reduction of the purchase price payable for the PEPYS Shares). If HCC is entitled to obtain any Relief (as defined in the Tax Covenant) in respect of any amount that has given rise to a payment under this Section 2.1(e), HCC shall use reasonable endeavours to obtain such Relief as soon as possible and shall upon receipt of such Relief promptly refund to the Sellers such amount, not exceeding the amount paid under this Section 2.1(e) as shall leave HCC in no better and no worse position than if no payment under Section 2.1(e)(i) had been due. Provided that HCC will be entitled to arrange its Tax affairs in whatever manner it thinks fit and, in particular, will not be obliged to claim Relief under this Section 2.1(e)(ii) in priority to any other Relief available to it and HCC shall not be obliged to disclose any information regarding its Tax affairs or computations to the Sellers.

     (f) The Sellers undertake to indemnify HCC against all reasonable costs (including legal costs on an indemnity basis as defined in Order 62 of the Rules of the Supreme Court), expenses or other liabilities which HCC may properly incur either before or after the commencement of any action in connection with:-

          (i) the settlement of any claim that any of the Warranties are untrue or misleading or may have been breached or that any sum is payable under Section 2.1(d) or 8.1;

          (ii) any legal proceedings in which HCC claims that any of the Warranties are untrue or misleading or have been breached or that any sum is payable under Section 2.1(d) or 8.1 and in which judgement on that issue is given for HCC; or

          (iii) the enforcement of any such settlement or judgement.

     (g) The representations and warranties made by the Sellers in this Agreement or in any document or certificate executed and, at Closing, delivered by any of them shall survive the Closing Date and the consummation of the transactions contemplated hereby regardless of any investigation made by HCC save as provided in Section 2.2(c). Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Closing shall remain in full force and effect notwithstanding Closing.

2.2  HCC'S REMEDIES AND SELLERS' LIMITATION ON LIABILITY

     (a) Subject to Section 2.2(b), (c) and (d), HCC shall be entitled to claim that any of the Warranties has or had been breached or is or was misleading and, without limitation, to claim under any covenant or indemnity even if HCC knew or could have discovered on or before Closing that the Warranty in question had been breached or was misleading and Closing shall not in any way constitute a waiver of any of HCC's rights.

     (b) HCC shall not be entitled to claim that any facts and/or circumstances cause any of the Warranties to be breached or renders any misleading if such facts and/or circumstances have been fairly disclosed to HCC in the letter (and accompanying Disclosure Bundle) dated the date of this Agreement and written by the Sellers to HCC and delivered to HCC before the execution of this Agreement (the "Disclosure Letter") in the absence of any fraud, fraudulent misrepresentation or dishonesty on the part of any of the Sellers or their agents or advisers in relation to such facts and/or circumstances to which the disclosure relates and provided further that HCC shall not be precluded from claiming that a Warranty or Warranties have been breached to the extent that the facts or circumstances disclosed relate to Tax on income, profits or gains earned, accrued or received on or before December 31, 1998 or Tax in respect of an event occurring on or before December 31, 1998.

     (c) The Sellers shall not be liable for any losses in respect of any claim for breach of a Warranty:-

          (i) if and to the extent that either Stephen L. Way or Frank J. Bramanti had actual knowledge immediately prior to HCC's execution of this Agreement that the Warranty would be untrue when given by reason of the matter or circumstance giving rise to such claim and HCC did not disclose such knowledge to the Sellers prior to HCC's execution of this Agreement; and

          (ii) if and to the extent that losses which result from a breach of such Warranty are reasonably foreseeable,

          provided that notwithstanding the foregoing provisions of this Section 2.2(c) the Sellers shall remain liable for losses in respect of a claim for breach of Warranty even if Stephen L. Way or Frank J. Bramanti had actual knowledge immediately prior to HCC's execution of this Agreement that the Warranty would be untrue when given by reason of Tax on income, profits or gains earned, accrued or received on or before December 31, 1998 or Tax in respect of an event occurring on or before December 31, 1998.

     (d) The Sellers shall not be liable in respect of claims under the Warranties if and to the extent that the limitations set out in
          Schedule 4 apply in the absence (except as expressly stated in that Schedule) of any fraud, fraudulent misrepresentation or dishonesty in relation to that breach on the part of the Sellers or their agents or advisers.

     (e) Except as stated expressly in this Section 2.2, this Section 2.2 shall not limit any other section of this Agreement or any other document or certificate referred to in this Agreement or any other right, power or remedy otherwise provided by law.

2.3 If a Warranty is untrue, inaccurate, incomplete or misleading and that Warranty also constituted a misrepresentation which HCC relied on in entering into this Agreement:

     (a) the relevant Seller shall not be liable (in equity or tort or under the Misrepresentation Act 1967 or in any other way) in respect of the misrepresentation; and

     (b) HCC may not terminate or rescind this Agreement after Closing as a result of a breach of the Warranty or misrepresentation.

2.4 Except as stated in Schedule 4 or this Section 2, none of the restrictions contained in this Section 2 affect a Seller's liability or HCC's rights or remedies in respect of fraudulent misrepresentation or fraud or dishonesty.

2.5 Any payment by any Seller pursuant to this Section 2 or Section 8.1 shall, so far as possible, take effect by way of a repayment of the consideration payable under this Agreement.

2.6 Without limitation of Section 2.2(b), it is hereby agreed that (in the absence of any fraud, fraudulent misrepresentation or dishonesty on the part of the Sellers or their agents or advisers in relation to such disclosure) the disclosure relating to the Unicover account in paragraph 1.12(a) of the Disclosure Letter shall be deemed to be fair disclosure of the matters and circumstances described or referred to in that paragraph as at the date of this Agreement.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF HCC

3.1 HCC warrants to the Sellers that HCC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and the execution, delivery and performance by HCC of this Agreement and every other agreement entered into by it in connection with the transactions contemplated hereby (the "Total Agreements"), and the consummation by HCC of the transactions contemplated hereby and thereby are within the corporate powers of HCC and have been duly authorised by all necessary corporate action. This Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby constitutes, or upon execution will constitute, valid and binding agreements of HCC except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.2 HCC warrants to the Sellers that Middle East Insurance Brokers, Ltd. ("MEIB") in the financial year ended December 31, 1998 made an operating profit which profit will be reflected in its audited accounts for such financial period and is budgeted on reasonable grounds based on the current insurance and reinsurance market conditions to make an operating profit in its current financial year provided that no warranty is hereby given as to the outcome.

3.3 HCC warrants to the Sellers that neither the execution and delivery by HCC of the Total Agreements nor compliance by HCC with the provisions thereof:
     (a) violates (i) any presently existing statute or governmental regulation (including, without limitation, insurance statutes and regulations) of the United States or any state (an "Applicable State") in which HCC or any of its subsidiaries is domiciled, is resident, has its principal place of business or its principal assets, or (ii) any provision of the certificate of incorporation or bylaws of HCC; (b) violates any order or decree of any court or governmental instrumentality to which HCC is subject; (c) conflicts with or results in the breach of, or constitutes a default under, any indenture, mortgage, deed of trust, material agreement or other material instrument to which HCC is a party or by which HCC is bound (a "HCC Material Agreement"); or (d) results in the creation or imposition of any lien upon any of the property of HCC under any HCC Material Agreement except in favour of the Sellers.

3.4 There are no actions, suits or proceedings pending or threatened against or affecting HCC before any court, arbitrator or governmental or administrative body or agency (a) seeking to restrain, enjoin, prevent the consummation of, or otherwise challenge the transactions contemplated by the Total Agreements, or (b) which, if adversely determined, could have a material adverse effect on HCC.

3.5 To the best of HCC's knowledge, no action of or filing with any authority of the United States or an Applicable State is required to be obtained or made by HCC to authorise or otherwise is required to authorise, or to make valid or legally binding the Deed of Charge referred to in Section 1.2(d), or is otherwise required in connection with the execution, delivery, performance, validity or enforceability by HCC of, the Deed of Charge.

                                    ARTICLE 4
                            COVENANTS OF THE SELLERS

4.1  NECESSARY CONSENTS

     The Sellers shall use commercially reasonable efforts to obtain, and shall cooperate with HCC in HCC's efforts to obtain, such written consents and take such other actions as may be necessary or appropriate to allow PEPYS and RML or any successor to carry on its business as a subsidiary of HCC after the Closing Date provided always that such efforts and actions shall not involve the Sellers or any of them incurring any significant expenditure of time or money.

4.2  REGULATORY APPROVAL

     Each of the Sellers shall execute and file, or join in the execution and filing of, every application or other document that may be necessary in order to obtain the authorisation, approval or consent of any Governmental Authority (as herein defined) which may be reasonably required, or which HCC may reasonably request, in connection with the consummation of the transactions provided for in this Agreement provided always that such efforts and actions shall not involve the Sellers or any of them incurring any significant expenditure of time or money. Subject to the proviso in the sentence above, each of the Sellers shall use commercially reasonable efforts to obtain or assist HCC in obtaining all such authorisations, approvals and consents.

4.3  INVESTMENT REPRESENTATION

     Each Group A Shareholder represents and warrants that the HCC Shares to be issued to him pursuant to this Agreement will be acquired solely for his account for investment purposes only and not with a view to the distribution thereof. Each Group A Shareholder covenants that he will not participate, directly or indirectly, in any distribution or transfer of such HCC Shares, nor will he participate, directly or indirectly, in underwriting any such distribution of HCC Common Stock within the meaning of the Securities Act. Each Group A Shareholder warrants and confirms that he has such knowledge and experience in business matters that he is capable of evaluating the merits and risks of an investment in HCC and the acquisition of the shares of HCC Common Stock, and is making an informed investment decision with respect thereto. Each Group A Shareholder confirms and acknowledges that he has been informed by HCC that the HCC Shares to be issued pursuant to this Agreement and the documents to be executed in connection herewith will not be registered under the applicable securities laws of any Governmental Authority (including, without limitation, the Securities Act) at the time of their issue and can be sold only upon registration under the applicable securities laws of any Governmental Authority (including, without limitation, the Securities Act) or subject to the availability of an appropriate exemption therefrom. Each Group A Shareholder further confirms and acknowledges that he has been informed that HCC will be under no obligation to register the HCC Shares under the applicable securities laws of any Governmental Authority (including, without limitation, the Securities Act) or except as specifically provided herein to take any steps to assist him to comply with any applicable exemption under the applicable securities laws of any Governmental Authority (including, without limitation, the Securities Act) with respect to the sale or other transfer of the HCC Shares.

4.4  INCOME TAX

     Each Seller undertakes that, in the event that HCC, HCC UK, PEPYS, RML or any other affiliate of HCC becomes liable to pay United Kingdom income tax in respect of all or any part of the Arranger's Fee, the Minimum Consideration or the Earnout Price Adjustment received by such Seller which income tax discharges or reduces any Tax such Seller would otherwise have to pay, the Seller will pay to HCC (by way of a refund of such consideration) an amount equal to the income tax referable to such consideration.

                                    ARTICLE 5
                                COVENANTS OF HCC

5.1  LISTING OF HCC COMMON STOCK

     HCC shall use all reasonable efforts to cause the HCC Shares to be issued to the Group A Shareholders from time to time pursuant to this Agreement to be approved for listing on the New York Stock Exchange as soon as reasonably practicable and, in any event, within 90 days following the issue of such HCC Shares.

5.2  RULE 144

     For so long as any HCC Share held by any Group A Shareholder is required to be sold pursuant to Rule 144 of the Securities Act, HCC shall file such reports as are necessary to satisfy the current public information requirement contained in Rule 144(c) of the Securities Act and take such further actions as may be required pursuant to such Rule 144 to allow the continued sale of such HCC Shares by such Group A Shareholder thereunder.

5.3  EXISTING EMPLOYEE BENEFITS

     Save as contemplated by Article 7, HCC agrees to ensure that each of the employees of PEPYS or RML (other than those Sellers who are employees and who will enter into new service agreements at Closing as contemplated by
     Section 6.2(d)(iii)) at the date of this Agreement (but excluding, for the avoidance of doubt, any future employees of PEPYS and RML)) shall be employed on the same terms and conditions and shall continue to receive employee benefits (including, without limitation, medical insurance, company car and pension contribution) on a basis at least equivalent to those being provided to them at the date of this Agreement for so long as such person remains an employee of the relevant company provided that this shall not apply if and to the extent that:

     (a) such terms and conditions have not been disclosed in all material respects in the Disclosure Letter; or

     (b)  such employee agrees otherwise with PEPYS or RML.

5.4  ACQUISITION OF MRI

     HCC agrees with the Group A Shareholders that in the event that HCC acquires or persons acting in concert with HCC acquire (directly or indirectly) control over more than fifty (50) per cent. of the voting issued share capital of MRI, HCC shall procure that MRI complies with its obligations under the Deed of Appointment and the Other Non-Competition Agreement to which it is a party.

5.5  VOTING POWERS IN PEPYS

     HCC undertakes to the Group A Shareholders that:-

     (a) it will, in the period from Closing until and including the later of the date on which the Earnout Loan Notes in respect of the first Earnout Period are issued to the Group A Shareholders and the date on which the Deferred Loan Notes and the HCC Shares representing the first Annual Instalment are issued to the Group A Shareholders hold directly the greater part of the voting power in PEPYS; and

     (b) if at any time from the date referred to in paragraph (a) above until and including the date on which the last of the HCC Shares, Deferred Loan Notes or Earnout Loan Notes are issued, HCC ceases to hold directly the greater part of the voting power in PEPYS, HCC will pay to each Group A Shareholder such amount as, after taking into account any payments made to that Group A Shareholder pursuant to Section 1.2(i), will compensate the Group A Shareholder (on an after Tax basis) for any Tax (and any interest and penalties associated with such Tax) which that Group A Shareholder suffers in consequence of HCC's ceasing to hold the greater part of the voting power in PEPYS coupled with the Group A Shareholder's entering into this Agreement provided that the maximum liability of HCC under this paragraph (b), together with Section 1.2(i) shall not exceed(pound)5 million and, where HCC's liability would have exceeded(pound)5 million but for this proviso, HCC's liability to each Group A Shareholder shall be reduced in proportion to what would have been their respective entitlements but for this proviso.

5.6  GROSSING UP

     (a) HCC undertakes to each of the Sellers that it will not issue a reduced number of HCC Shares or a reduced principal amount of Initial Loan Notes or Deferred Loan Notes or Earnout Loan Notes (together, the "Notes") by reason of any deduction or withholding on account of Tax save as may be required by law. HCC undertakes to each Seller that, subject to Sections 5.6(b) and 5.6(c) below, in the event that HCC is required by law to issue to the Seller a reduced number of HCC Shares or a reduced principal amount of Notes as a result of the imposition of withholding tax in the United States in respect of such issue, HCC will issue to the Seller such additional HCC Shares or Notes of the same description as will leave the Seller, after such withholding or deduction, with the number of HCC Shares or the principal amount of Notes (as the case may be) specified in this Agreement. In that event, the relevant Seller will use all reasonable endeavours to obtain a credit against his Tax liabilities or other Tax relief for the withholding or deduction giving rise to the issue of the additional HCC Shares or Notes and, upon obtaining the benefit of such credit or other Tax relief, shall pay to HCC such amount as will leave him in no better and no worse position than he would have been in had no such withholding or deduction been required.

     (b) The Seller may not claim under Section 5.6(a) to the extent that the withholding or deduction would not have arisen had such Seller, throughout the period from Closing until and including the date on which the relevant HCC Shares or Notes were issued:

          (i) if an individual, remained resident in the United Kingdom for United Kingdom Tax purposes or been a resident or a citizen of the United States for United States Tax purposes or, if a corporation, been a company incorporated in the United States; and

          (ii) filed in good time all forms, claims or other documents reasonably requested by HCC to be lodged with any Tax authority or other person (and complied with all other procedures reasonably requested by HCC) in order to secure the benefit of any exemption from or reduction in withholding.

     (c) The Seller may not claim under Section 5.6(a) to the extent that the withholding or deduction arises under the laws of a jurisdiction other than the United States or the United Kingdom and is attributable to the existence of a connection between the Seller and that jurisdiction other than through the holding of his HCC Shares or Notes provided that this Section 5.6(c) shall not apply to prevent a Seller from making such a claim where the Seller's connection with the relevant jurisdiction arises out of the Seller's employment by HCC or any of its subsidiaries.

     (d) Section 5.6(b)(i) above shall not preclude a Seller who is an individual from claiming under Section 5.6(a) above to the extent that his failure to be resident in the United Kingdom is due to his employment by HCC or any of its subsidiaries.

5.7  DIVIDENDS

     HCC shall procure that PEPYS shall (and HCC shall do everything to ensure that PEPYS and RML shall take all lawful action required to) pay after April 5, 1999 and on or before May 15, 1999 a dividend with a record date of December 31, 1998 (the "Record Date") of an aggregate amount in cash (the "Dividend Payment") equal to:

     (a) the amount of the consolidated retained profit of PEPYS as shown in PEPYS' audited accounts for the eight months ending on December 31, 1998 as calculated in accordance with accounting policies, principles, bases and methods complying with UK GAAP on a basis consistent with the preparation of the PEPYS consolidated audited accounts as of April 30, 1998; plus

     (b) the amount of any increase in such earnings resulting from making such adjustments to such accounting policies, principles, bases and methods as are necessary in order for such accounts to comply with U.S. GAAP as applied by HCC in its audited consolidated accounts for the period ending on the same day;

     but less:

     (i) an amount (if any) equal to any Tax resulting from the adjustments provided for in paragraph (b) above; and

     (ii) (pound)300,000,

     with such dividend (rounded down to the nearest pound) to be divided amongst each of those entitled thereto on such basis as bears the same proportion to the Dividend Payment as the relevant person's PEPYS Shares on the Record Date bear to all of the PEPYS Shares in issue on that date. For the avoidance of doubt, HCC shall, without prejudice to the generality of the foregoing, ensure that PEPYS has sufficient distributable reserves and cash resources (whether as a result of receipt of a dividend from RML or otherwise) to make the Dividend Payment. HCC will procure that any dividend paid by RML in order to finance the above dividend will either be paid after April 5, 1999 or be paid under a valid group income election.

5.8  DISPOSAL OF THE FLAT AT TRINITY SQUARE

     Immediately prior to Closing, RML granted to the Sellers a right to acquire the property located at Flat 8, 15 Trinity Square, London EC3 (the "Flat") on arms length terms customary for the sale and purchase of residential property such right being exercisable by all (or, if they so agree, some only) of Cook, Mays, Lockett, Smith and Steed (such Sellers exercising this right being together the "Purchasing Sellers"). The right to acquire the Flat is exercisable by the Purchasing Sellers at a price of (pound)380,000 such price being acknowledged to reflect fairly current market value at any time during the period of 3 months from Closing by the Purchasing Sellers serving written notice to that effect on RML. HCC agrees and undertakes to procure that, both before and after receipt of such notification, RML and PEPYS shall do all acts and things as are reasonably necessary in order to give full effect to the right granted to the Purchasing Sellers and to procure that, without limitation, any necessary board and shareholder resolutions of RML are passed (including resolutions pursuant to section 320 of the Companies Act 1985) to approve the exercise of this right and the sale and purchase of the Flat as contemplated by this clause.

                                    ARTICLE 6
                                     CLOSING

6.1  COMPLETION

     The completion of the sale and purchase of the PEPYS Shares under this Agreement (the "Closing") shall take place at 7.00 a.m. on the date of this Agreement or such other date as may be agreed to by the Representative and HCC (the "Closing Date") at the offices of Slaughter and May at 4 Coleman Street, London.

6.2  CLOSING OBLIGATIONS OF THE SELLERS

     At Closing, the Sellers shall do the following things:-

     (a)  each of the Shareholders shall deliver to HCC:-

          (i) duly executed transfers in respect of such Shareholder's PEPYS Shares in favour of HCC or such person as HCC may have nominated in advance of Closing and share certificates for the PEPYS Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of such Shareholder or nominee;

          (ii) a consent from MRI in accordance with the articles of association of PEPYS to enable HCC or its nominees to be registered as holders of the PEPYS Shares; and

          (iii) powers of attorney in agreed terms;

     (b) deliver to HCC a Tax Covenant in agreed terms (the "Tax Covenant") duly executed by each of them;

     (c) the Sellers shall procure the delivery to HCC (or any person whom HCC may nominate) such of the following as HCC may require (such requirements having been notified to the Sellers' Solicitors (as defined herein) prior to the date of this Agreement) and that the remainder of the following is held to the order of HCC:-

          (i) the statutory books (which shall be written up to but not including the Closing Date), the certificate of incorporation (and any certificate of incorporation on change of name), common seal (if any) and corporate, accounting, business and tax records of each member of the Group and share certificates in respect of the issued share capital of each such member;

          (ii) a copy of the minutes of a duly held meeting of the directors of MRI authorising the execution of this Agreement and the Tax Covenant (such copy minutes being certified as correct by its secretary); and

          (iii) the title deeds relating to the Property Leases.

     (d) the Sellers shall procure board meetings of each member of the Group to be held at which:-

          (i) in the case of PEPYS, it shall be resolved that each of the transfers relating to the PEPYS Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the PEPYS Shares concerned in the register of members;

          (ii)  the accounting reference date shall be changed to December 31;

          (iii) the entry by PEPYS or RML into the service agreements in agreed terms with each of Cook, Mays, Lockett, Steed and Smith shall be approved;

          (iv) entry into by PEPYS and RML of the Non-Competition Agreements in agreed terms ("Non-Competition Agreements") with each Shareholder other than Axel and MRI shall be approved;

          (v) entry into by PEPYS and RML of the Non-Competition Agreements in agreed terms ("Other Non-Competition Agreements") with MRI and Rattner shall be approved;

          (vi) entry into by RML of the Deed of Appointment with MRI shall be approved; and

          (vii) entry into by PEPYS and RML of each Deed of Release (as defined herein) referred to in Section 6.2(g) shall be approved;

          The Sellers shall procure that minutes of each duly held board meeting, certified as correct by the secretary of the relevant company and the documents referred to above are delivered to HCC;

     (e) each Seller other than Axel, MRI and Rattner shall deliver to HCC a Non-Competition Agreement executed by him, PEPYS and RML and each of MRI and Rattner shall deliver to HCC an Other Non-Competition Agreement duly executed by him, PEPYS and RML;

     (f) Rattner shall deliver the Rattner Deed of Release duly executed by him;

     (g) the Sellers shall deliver or cause to be delivered a counterpart of a deed of release ("a Deed of Release") in the agreed form duly executed by each Seller (other than Rattner and MRI), PEPYS and RML, providing general releases in favour of PEPYS, RML and HCC;

     (h) MRI shall deliver to HCC a counterpart of a deed of appointment duly executed by it pursuant to which MRI shall appoint RML as MRI's exclusive broker in the United Kingdom in agreed terms ("Deed of Appointment");

     (i) the Sellers shall deliver to HCC a counterpart of the Deed of Appointment duly executed by RML;

     (j) each of MRI, Axel and Rattner shall deliver to HCC a certified copy of the process agent appointment letter in agreed terms duly executed by him pursuant to which he appoints his process agent in accordance with
          Section 10.14;

     (k) MRI shall deliver to HCC a legal opinion from counsel to MRI in agreed terms; and

     (l) the Seller shall deliver to HCC the certificate duly signed by each of the Sellers and PEPYS in relation to PEPYS' ownership of shares in RML in agreed terms.

6.3 HCC shall, subject to the performance by the Sellers of their obligations under Section 6.2:-

     (a) issue an Initial Short Term Loan Note to each Shareholder who is to receive only an Initial Short Term Loan Note in accordance with
          Section 1.2;

     (b) issue an Initial Short Term Loan Note and an Initial Long Term Loan Note to each Shareholder who has elected to receive both in accordance with Section 1.2;

     (c)  issue an Initial Short Term Loan Note to Rattner in accordance with
          Section 1.2;

     (d)  duly execute and deliver the Deed of Charge to the Sellers;

     (e) deliver a certified copy of a process agent appointment letter duly executed by it pursuant to which it appoints its process agent in accordance with Section 10.15;

     (f) deliver to the Sellers a legal opinion from Winstead Sechrest & Minick P.C. in agreed terms;

     (g) deliver to the Sellers a counterpart of the Tax Covenant duly executed by it;

     (h) deliver to the Sellers a counterpart of each Non-Competition Agreement and Other Non-Competition Agreement duly executed by it;

     (i) deliver to the Sellers a counterpart of each Deed of Release and the Rattner Deed of Release duly executed by it; and

     (j) deliver minutes of a duly held board meeting of HCC approving and authorising the execution of this Agreement and the other documents contemplated under this Agreement and to which HCC is a party, certified as correct by its secretary.

6.4 HCC shall not be obliged to complete this Agreement unless each Seller complies fully with the requirements of Section 6.2.

6.5 HCC shall not be obliged to complete the sale and purchase of any of the PEPYS Shares unless the sale and purchase of all the PEPYS Shares is completed simultaneously.

                                    ARTICLE 7
                                  BONUS SCHEME

7.1 HCC shall after Closing permit PEPYS and/or RML to establish and operate a loyalty deferred bonus scheme (the "Bonus Scheme") for the benefit of officers and/or employees of PEPYS and/or RML (other than the Sellers) pursuant to which bonus payments amounting to (pound)2,015,000 in aggregate (the "Bonus Amount") shall be made to such officers and/or employees of PEPYS and/or RML upon such terms and conditions as shall be reasonably proposed by Cook in his capacity as Managing Director of RML. It is confirmed and acknowledged by the parties hereto that year-end bonus payments of approximately one-third of the Bonus Amount were paid during the week commencing January 25, 1999.

7.2 If the retained audited consolidated earnings of PEPYS as at December 31, 1998 as shown in the accounts referred to in paragraph (a) of Section 5.7 would fall short of (pound)300,000 (such shortfall being referred to as the "Retained Earnings Shortfall"), the Shareholders covenant to pay HCC an amount equal to such Retained Earnings Shortfall.

                                    ARTICLE 8
                                COVENANTS TO PAY

8.1  SELLERS' COVENANT TO PAY

     Without limiting HCC's rights under any other section of this Agreement or any document or certificate referred to in this Agreement or any other rights or remedies under law but subject to the limitations set out in
     Section 8.3, from and after the Closing Date, each Seller severally covenants to pay to HCC an amount equal to all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, (hereafter in this Section 8.1 referred to as "HCC Damages"), made against or incurred by each of HCC, PEPYS, RML and PMS (individually a "PEPYS Indemnified Person" and collectively the "PEPYS Indemnified Persons") arising out of any misrepresentation or breach of or default under any of the representations, warranties (other than the Warranties), covenants or agreements given or made in this Agreement or any document or certificate delivered by or on behalf of PEPYS, RML or the Sellers pursuant hereto provided that this covenant shall not apply to HCC Damages which arise out of a breach of any of the Warranties. The covenant provided for in this Section 8.1 relates only to the actual expenditures or damages incurred by the PEPYS Indemnified Persons for the above described losses. Such covenant does not relate to consequential, special or other speculative or punitive categories of damages.

8.2  HCC COVENANT TO PAY

     Without limiting the Seller' rights under any other section of this Agreement or any document referred to in this Agreement or any other rights or remedies under law, from and after the Closing Date, HCC covenants to pay to the Sellers an amount equal to all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (net of: (i) recoveries from third parties (net of costs and tax); and (ii) tax savings made by HCC Indemnified Persons (as defined below) at the time of making a claim hereunder which relates directly thereto but taking account of the timing of receipt of any such saving) (hereafter in this Section 8.2 referred to as "PEPYS Damages") made against or incurred by each of the Sellers (hereinafter in this Section 8.2 referred to individually as an "HCC Indemnified Person" and collectively as "HCC Indemnified Persons") arising out of any misrepresentation or breach of or default under any of the representations, warranties, covenants and agreements given or made by HCC in this Agreement or any document or any certificate delivered by or on behalf of HCC pursuant hereto. The covenant provided for in this Section
     8.2 relates only to the actual expenditures or damages incurred by the HCC Indemnified Persons for the above described losses. The covenant does not relate to consequential, special, or other speculative or punitive categories of damages. Notwithstanding the foregoing, in the absence of fraud, fraudulent misrepresentation or dishonesty on the part of HCC or its agents or advisers in relation to the matter which is the subject of the claim under this covenant, in no event shall HCC have any obligation hereunder in excess of an aggregate of (pound)22,000,000 (the "HCC Cap") save that HCC's obligations to make payments under the Initial Loan Notes, the Deferred Loan Notes and the Earnout Loan Notes and to issue the HCC Shares and such Loan Notes under Section 1.2(g) shall not be subject to the HCC Cap.

8.3  LIMITATION AND EXPIRATION

     (a) The Sellers shall not be liable in respect of claims under Section 8.1 if and to the extent that the limitations set out in Schedule 4 apply in the absence of (except as expressly stated in that Schedule) any fraud, fraudulent misrepresentation or dishonesty in relation to the matter which is the subject of the claim under section 8.1 on the part of the Sellers or their agents or advisers.

     (b) Except as stated expressly in this Section 8.3, this Section 8.3 shall not limit any other section of this Agreement or any other document or certificate referred to in this Agreement or any other right, power or remedy otherwise provided by law.

8.4  APPOINTMENT OF REPRESENTATIVE

     (a) Subject to the provisions of this Section 8.4, Cook (the "Group A Representative") is hereby irrevocably appointed as the agent and representative of the Group A Shareholders for all purposes of or relating to this Agreement, the Tax Covenant and any other document entered into by any of the Group A Shareholders pursuant to this Agreement (together the "Relevant Group A Documents").

     (b) Subject to the provisions of this Section 8.4, Smith (the "Group B Representative") is hereby irrevocably appointed as the agent and representative of the Group B Shareholders and Rattner for all purposes of or relating to this Agreement, the Tax Covenant and any other document entered into by any of the Group B Shareholders and/or Rattner pursuant to this Agreement (together the "Relevant Group B Documents"; Relevant Group A Documents and Relevant Group B Documents are together referred to as the "Relevant Documents" and each a "Relevant Document").

     (c) Notice is hereby given to HCC, and, without independent verification, HCC may rely upon the Representative's undertakings and actions in such capacity (including for the avoidance of doubt, the Group A Representative's undertakings and actions in such capacity and Group B Representative's undertakings and actions in such capacity). The Representative shall have full and irrevocable authority on behalf of the Sellers, and shall promptly and completely exercise such authority in a timely fashion to:

          (i) participate in, represent and bind the Sellers in all respects with respect to any arbitration or legal proceeding relating to any Relevant Document, including, without limitation, the defence and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, enter into any settlement, and consent to entry of judgment, each with respect to any or all of the Sellers;

          (ii) receive, accept and give notices and other communications relating to any Relevant Document;

          (iii) take any action (including but without limitation, in the case of the Group A Representative, all actions contemplated under
                Section 1.3) contemplated to be done by that Seller under this Agreement (other than the execution of any of the documents on behalf of that Seller to be delivered by that Seller at Closing (but without prejudice to any other powers of attorney given by any such Seller to the Group A Representative or the Group B Representative outside the terms of this Agreement)) and take such other actions that the Representative deems necessary or desirable in order fully to effectuate the transactions contemplated by any Relevant Document; and

          (iv) execute and deliver any instrument or document that the Representative deems necessary or desirable in the exercise of his authority under this Section 8.4,

          provided always that in any such case the relevant action is not in respect of a matter or thing in respect of which it is reasonably foreseeable that a liability for the Sellers (or any of them) in excess of (pound)25,000 could arise and provided further that neither the Group A Representative nor the Group B Representative shall have any authority whatsoever to agree to any amendment, variation or waiver of any of the terms of the Deed of Appointment, Rattner Deed of Release or any of the Non-Competition Agreements or the Other Non-Competition Agreements.

     (d) The Representative shall also hold the benefit of the Deed of Charge as trustee on behalf of all the Sellers.

     (e) Those Group A Shareholders who, as of the Closing Date, hold a majority of the PEPYS Shares out of those PEPYS Shares held by the Group A Shareholders may, at any time and by written notice delivered to HCC, remove the Group A Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Group A Representative or successor by a new Group A Representative designated, by written notice delivered to HCC, by those Group A Shareholders who, as of the date hereof, hold a majority of PEPYS

          Shares out of those PEPYS Shares held by the Group A Shareholders, provided, however, that any such notice shall be effective upon actual receipt by HCC. Any such written notice shall be delivered to HCC in accordance with the notice provisions set forth in Section 10.3 hereof. If the Group A Representative shall have died, become incapacitated or unable to serve, those Group A Shareholders who, as of the date hereof, hold a majority of PEPYS Shares out of those PEPYS Shares held by the Group A Shareholders, the Group A Shareholders shall promptly designate by written notice delivered to HCC, a replacement of the Group A Representative. Any costs and expenses incurred by the Group A Representative in connection with actions taken pursuant to or permitted by this Section 8.4 will be borne by the Group A Shareholders and paid or reimbursed to the Group A Representative on a pro rata basis. Any Group A Representative ceasing to be such shall transfer the benefit of the Deed of Charge and all rights relating thereto to the replacement of the Group A Representative.

     (f) A majority of the Group B Shareholders may, at any time and by written notice delivered to HCC, remove the Group B Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Group B Representative or successor by a new Group B Representative designated, by written notice delivered to HCC, by such Group B Shareholders, provided, however, that any such notice shall be effective upon actual receipt by HCC. Any such written notice shall be delivered to HCC in accordance with the notice provisions set forth in Section 10.3 hereof. If the Group B Representative shall have died, become incapacitated or unable to serve, a majority of the Group B Shareholders shall promptly designate by written notice delivered to HCC, a replacement of the Group B Representative. Any costs and expenses incurred by the Group B Representative in connection with actions taken pursuant to or permitted by this Section 8.4 will be borne by the Group B Shareholders and paid or reimbursed to the Representative on a pro rata basis. Any Group B Representative ceasing to be such shall transfer the benefit of the Deed of Charge and all rights relating thereto to the replacement of the Group B Representative. Any reference in this paragraph to Group B Shareholders shall be deemed to include Rattner.

     (g) The authorisation of the Representative under this Section 8.4 is granted and conferred in consideration for the various agreements and covenants of HCC contained herein. In consideration of the foregoing, and subject to the successorship provisions of this Section 8.4, this authorisation granted to the Representative shall be irrevocable and shall not be terminated by any act of any of the Sellers or by the occurrence of any other event. The Representative shall have no liability to any Seller for any act or omission or obligation hereunder, provided that such action or omission is taken by the Representative in good faith and without wilful misconduct.

     (h) The Sellers shall not be bound by any act or thing done or omitted to be done by the Representative if he is to receive directly or indirectly a benefit for the doing of or the omission to do the act or thing where such benefit is not available to each of the other Sellers.

                                    ARTICLE 9
         NON-COMPETITION AGREEMENTS AND OTHER NON-COMPETITION AGREEMENTS

9. In the event that any covenant (the "Ineffective Covenant") in any of the Non-Competition Agreements or Other Non-Competition Agreements to be executed and delivered by any Seller is invalid, ineffective, void or unenforceable against that Seller because the scope (whether in relation to the geographic areas to which or the period for which such covenant applies or otherwise) of such covenant is considered by any competent court to be too broad or for any other reason whatsoever, such Seller covenants with HCC that it or he will enter into a new agreement with PEPYS and/or RML which provides for a covenant of a reduced scope to replace the Ineffective Covenant which will be legal, valid, binding, and enforceable against such Seller.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1 FURTHER ASSURANCES

     Each party agrees to co-operate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

10.2 FEES AND EXPENSES

     Unless otherwise expressly provided herein or agreed by the parties in writing, each party shall bear its own fees and expenses, including, without limitation, legal fees and fees of brokers and investment bankers contracted by such party, in connection with the transactions contemplated hereby.

10.3 NOTICES

     Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or registered post or sent by prepaid courier or facsimile, addressed as follows:

     HCC:

                  HCC Insurance Holdings, Inc.
                  13403 Northwest Freeway
                  Houston, Texas 77040-6094

                  Telecopy: 001 713 462-2401

                  Attention: Frank J. Bramanti, Executive Vice President


     With copies (which shall not constitute notice) to:

                  Winstead Sechrest & Minick P.C.
                  910 Travis, Suite 2400
                  Houston, Texas 77002-5895

                  Telecopy: 001 713 650-2400

                  Attention: Arthur S. Berner, Esq.

                  Slaughter and May
                  35 Basinghall Street
                  London  EC2V 5DB
                  United Kingdom

                  Telecopy:  011-44-171-600-0289

                  Attention:  Jonathan Marks


     All the Sellers c/o the Representative:

                  Barry J. Cook and John Smith
                  c/o Pepys Holdings Limited
                  Walsingham House
                  35 Seething Lane
                  London EC3N 4AH
                  United Kingdom

                  Telecopy:  011-44-171-481-3616

     With copies (which shall not constitute notice) to the 2 Representatives at their home addresses notified in accordance with this section from time to time


     With copies (which shall not constitute notice) to:

                  Clifford Chance
                  200 Aldersgate Street
                  London EC1A 4 JJ
                  United Kingdom

                  Telecopy: 011-44-171-600-5555

                  Attention:  David Pudge


     Such communications shall be effective when they are received by the addressee thereof. Any notice deemed or request served in accordance with this Section 10.3 shall be deemed to have been received:

     (a) in the case of a fax, when despatched but only if a complete transmission report is received by the sender;

     (b) in the case of registered post, at the time of delivery as certified by the postal service;

     (c)  in the case of personal service, at the time of delivery; and

     (d) in the case of prepaid courier, at the time of delivery as certified by the courier.

     Any party may change its address for such communications by giving notice thereof to other parties in conformity with this Section and such change shall become effective on the date specified in the notification as the date on which the change is to take place or, if no such date is specified or the date specified is less than 5 clear Business Days after the date the notice is given, the date falling 5 Business Days after the notice of such change. In the event there is a change in the identity of the Group A Representative or the Group B Representative, the successor Representative's address shall be the address for the Sellers and the successor Group A Representative or, as the case may be, Group B Representative's address shall give notice of his address to HCC forthwith after his appointment.

10.4 DELAY OR OMISSION

     No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are accumulative and not exclusive of any rights, powers and remedies provided by law.

10.5 BINDING UPON SUCCESSORS AND ASSIGNS, ASSIGNMENT

     (a) This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. Save as set out in the sentence following, the rights under this Agreement may not be assigned by HCC without the prior consent of the Representative and the rights under this Agreement may not be assigned by any Seller without the consent of HCC. HCC shall be permitted at any time and from time to time to cause the assignment (of all or any part) its rights under this Agreement to a wholly-owned (directly or indirectly) subsidiary of HCC (without in any way relieving HCC of its obligations under this Agreement) provided that, if HCC has assigned all or part of its rights under this Agreement to a wholly-owned subsidiary of HCC (the "Group Transferee") and that Group Transferee shall subsequently cease to be a wholly-owned subsidiary of HCC, HCC shall procure that prior to such Group Transferee ceasing to be a wholly-owned subsidiary of HCC such Group Transferee shall assign its rights and benefits under this Agreement to HCC or another wholly-owned subsidiary of HCC. In the event that any such assignment occurs, HCC acknowledges and agrees that the liability of the Sellers in respect of any claim under this

          Agreement shall not be any greater than such liability would have been had such assignment not taken place.

     (b) For the avoidance of doubt, subject to compliance with HCC's obligations under clause 7(C) of the Deed of Charge, nothing in this Agreement or any other document entered into by HCC in connection with this Agreement shall prohibit or otherwise prevent the transfer at any time and from time to time of all or any of the PEPYS Shares to a wholly-owned subsidiary of HCC.

10.6 SEVERABILITY

     If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

10.7 ENTIRE AGREEMENT

     This Agreement and any other agreement and instrument referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

10.8 AMENDMENT AND WAIVERS

     Any and all amendments and modifications of this Agreement must be in writing and signed by the parties hereto immediately prior to the Closing Date. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance in either retroactively or prospectively) only in writing signed by those persons as provided in this Section 10.8. Any such waiver shall not be deemed to constitute a waiver of any other term, provision, condition, or any succeeding breach thereof, unless such waiver so expressly states. A variation or amendment of this Agreement may only be in writing.

10.9 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.


10.10 ANNOUNCEMENTS

     (a) Subject to Section 10.10(b), no announcement concerning the sale of the PEPYS Shares or any ancillary matter shall be made by the Sellers without the prior written approval of HCC or by HCC without the prior written approval of the Representative, in either case such approval not to be unreasonably withheld or delayed.

     (b) Either the Sellers or HCC may make an announcement concerning the sale of the Shares or any ancillary matter if required by:-

          (i)   the law of any relevant jurisdiction; or

          (ii) any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the New York Stock Exchange, whether or not the requirement has the force of law, in which case, if the party concerned is a Seller, it shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents and timing of such announcement with HCC before making such announcement and, if the party concerned is HCC, it shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents and timing of such announcement with the Representative.

     (c) The restrictions contained in this Section 10.10 shall, in relation to HCC, cease to apply after Closing except to the first announcement to be made by HCC after Closing and, in relation to the Sellers, continue to apply after Closing without limit in time.

10.11 CONFIDENTIALITY

     (a) Subject to Section 10.11(b), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:-

          (i)   the provisions of this Agreement;

          (ii)  the negotiations relating to this Agreement; or

          (iii) any other party.

     (b) Any party may disclose information which would otherwise be confidential if and to the extent:-

          (i)   required by the law of any relevant jurisdiction;

          (ii) required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the New York Stock Exchange, whether or not the requirement for information has the force of law;

          (iii) required to vest the full benefit of this Agreement in that party;

          (iv) (subject to that party procuring that they keep it on the terms of this Section 10.11) disclosed to the professional advisers, auditors and bankers of that party for the purpose of obtaining advice;

          (v) the information has come into the public domain through no fault of that party; or

          (vi) in the case of HCC, the Representative has given prior written approval to the disclosure and, in the case of any Seller, HCC has given prior written approval to the disclosure

          PROVIDED THAT any such information disclosed pursuant to paragraph (i) or (ii) shall be disclosed only after consultation of the contents and timing of the disclosure (to the extent reasonably practicable) in the case of disclosure by HCC, with the Representative and, in the case of disclosure by any Seller, with HCC.

     (c) The restrictions contained in this Section 10.11 shall, in relation to HCC, cease to apply after Closing and, in relation to the Sellers, continue to apply after Closing without limit in time.

10.12 CHOICE OF GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with English law. Any dispute or claim of whatever nature arising out of or in connection with this Agreement is to be governed by English law.

10.13 JURISDICTION

     (a) The courts of England are to have exclusive jurisdiction to hear and decide any proceedings, suit or action arising out of or in connection with this Agreement ("Proceedings"). This clause is not included for the benefit of any one party to this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

     (b) Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and to decide any proceedings and to settle any disputes in connection with this Agreement and agrees not to claim that the courts of England are not a convenient or appropriate forum.

10.14 MRI, AXEL AND RATTNER'S AGENT FOR SERVICE

     (a) Each of MRI, Axel and Rattner (the "Appointors" and each an "Appointor") irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its or his agent Clifford Chance Secretaries Limited, if no replacement agent has been appointed and notified to HCC pursuant to Section 10.14(d), or on the replacement agent if one has been appointed and notified to the Representative.

     (b) Any Service Document served pursuant to this Section 10.14 shall be marked for the attention of:-

          (i) Clifford Chance Secretaries Limited at 200 Aldersgate Street, London, EC1A 4JJ, United Kingdom or such other address within England or Wales as may be notified to HCC; or

          (ii) such other person as is appointed as agent for service pursuant to Section 10.14(d) at the address notified pursuant thereto.

     (c) Any document addressed in accordance with Section 10.14(b) shall be deemed to have been duly served if:-

          (i)   left at the specified address, when it is left; or

          (ii) sent by registered post, five Business Days after the date of posting.

     (d) If the agent referred to in Section 10.14(a) (or any replacement agent appointed pursuant to this section) at any time ceases for any reason to act as such on behalf of any Appointor, that Appointor shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify HCC of the name and address of the replacement agent; failing such appointment and notification, HCC shall be entitled by notice to HCC to appoint such a replacement agent to act on that Appointor's behalf.

     (e) A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the relevant Appointor at its address for the time being for the service of notices and other communications under Section 10.3, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of Section 10.14(a).

     (f) "SERVICE DOCUMENT" means a writ, summons, order, judgment or other process issued out of the courts of England and Wales.

10.15 HCC'S AGENT FOR SERVICE

     (a) HCC irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its agent Trusec Limited, if no replacement agent has been appointed and notified to the Representative pursuant to Section 10.15(d), or on the replacement agent if one has been appointed and notified to the Representative.

     (b) Any Service Document served pursuant to this Section 10.15 shall be marked for the attention of:-

          (i) Trusec Limited at 35 Basinghall Street, London, EC2V 5DB, United Kingdom or such other address within England or Wales as may be notified to the Representative; or

          (ii) such other person as is appointed as agent for service pursuant to Section 10.15(d) at the address notified pursuant thereto.

     (c) Any document addressed in accordance with Section 10.15(b) shall be deemed to have been duly served if:-

          (i)   left at the specified address, when it is left; or

          (ii) sent by registered post, five Business Days after the date of posting.

     (d) If the agent referred to in Section 10.15(a) (or any replacement agent appointed pursuant to this section) at any time ceases for any reason to act as such on behalf of HCC, HCC shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Representative of the name and address of the replacement agent; failing such appointment and notification, the Representative shall be entitled by notice to HCC to appoint such a replacement agent to act on HCC's behalf.

     (e) A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to HCC at its address for the time being for the service of notices and other communications under Section 10.3, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of Section 10.15(a).

10.16 INTEREST

     If any party hereunder defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the defaulting party shall be increased to include interest on such sum from the date when such payment was due until (but excluding) the date of actual payment (as well after as before judgment) at a rate per annum of 2% above the bank base rate from time to time of Midland Bank PLC. Such interest shall be calculated on the basis of 365 days and shall accrue from day to day.

10.17 TIME OF THE ESSENCE

     Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between HCC and the Representative (on behalf of the Sellers) but as regards any time or date for the payment of any amounts by any party hereunder, the time or date, as the case may be, as set out in this Agreement or as so extended, time shall be of the essence.

                                   ARTICLE 11
                                 INTERPRETATION

11.1 DEFINITIONS

"ACCELERATED TAX LIABILITY"            has the meaning given in Section 1.2(i)(i);

"ACTUAL PRETAX PROFITS"                has the meaning given in Section 1.3(c);

"ANNUAL EARNOUT AMOUNT"                has the meaning given in Section 1.3(a);

"ANNUAL INSTALMENT"                    has the meaning given in Section 1.2(e);

"ANTICIPATED TAX PAYMENT DATE"         has the meaning given in Section 1.2(i)(i)

"APPLICABLE CLAIMS"                    has the meaning in paragraph 4.1 of Schedule 4;

"APPLICABLE PERIOD"                    has the meaning in paragraph 13 of Schedule 4;

"APPLICABLE STATE"                     has the meaning in Section 3.3;

"APPOINTORS" OR "APPOINTOR"            has the meaning given in Section 10.14;

"ARRANGER'S FEE"                       has the meaning given in Recital C;

"ASSOCIATED COMPANY"                   means an undertaking in which HCC has a participating interest (as defined in section 260 of the Companies Act 1985 which is not a subsidiary of HCC);

"BALANCE SHEET DATE"                   has the meaning given in Warranty 1.9 of Schedule 3;

"BONUS"                                means any bonus or other compensation whatsoever (and whether satisfied in cash, by the issue of
                                       securities or by any other means
                                       whatsoever) other than (except in the
                                       case of Rattner) basic salary and
                                       benefits disclosed in the Disclosure
                                       Letter;

"BONUS SCHEME"                         has the meaning given in Section 7.1;

"BROKERS BYELAW"                       means Lloyd's Brokers Byelaw (No. 5 of 1988);

"BUDGET AND PLAN"                      has the meaning given in Warranty 1.29 of Schedule 3;

"BUSINESS DAY"                         means a day (other than a Saturday or a Sunday) on which banks are open for business in London;

"BUSINESS INFORMATION"                 means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales
                                       information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

"CLOSING"                              has the meaning given in Section 6;

"CLOSING DATE"                         has the meaning given in Section 6;

"COMPANIES ACTS"                       means the Companies Act 1985, the
                                       Companies Consolidation (Consequential
                                       Provisions) Act 1985, the Companies Act
                                       1989 and Part V of the Criminal Justice
                                       Act 1993;

"COSTS"                                has the meaning given in Section 1.2(j)(ii);

"DEED OF APPOINTMENT"                  has the meaning given in Section 6.2(h);

"DEED OF CHARGE"                       has the meaning given in Section 1.2(d);

"DEED OF RELEASE"                      has the meaning given in Section 6.2(g);

"DEFENDING ACTION"                     has the meaning in paragraph 10.1 of
                                       Schedule 4;

"DEFERRED CONSIDERATION"               has the meaning given in Section 1.2(e);

"DEFERRED LOAN NOTE"                   has the meaning given in Section 1.2(f);

"DISCLOSURE BUNDLE"                    means the file(s) of documents delivered
                                       to HCC together with the Disclosure Letter;

"DISCLOSURE LETTER"                    has the meaning given in Section 2.2(b);

"DISPUTE PARTY"                        has the meaning given in Section 1.3(h);

"DIVIDEND PAYMENT"                     has the meaning given in Section 5.7;

"EARNOUT DISPUTE"                      has the meaning given in Section 1.3(h);

"EARNOUT LOAN NOTE"                    has the meaning given in Section 1.3(a);

"EARNOUT PERIOD"                       has the meaning given in Section 1.3(a);


"EARNOUT PRICE ADJUSTMENT" OR "EPA"    has the meaning given in Section 1.3(a);

"ENCUMBRANCE"                          means a mortgage, charge, pledge, lien,
                                       option, restriction, right of first
                                       refusal, right of pre-emption, right of
                                       set-off or counterclaim, third party
                                       right or interest, other encumbrance or
                                       security interest of any kind or any
                                       other type of preferential arrangement
                                       (including, without limitation, a title
                                       transfer or retention arrangement) having
                                       similar effect;

"ENVIRONMENTAL LAWS"                   has the meaning given in Warranty 1.18(a) of Schedule 3;

"ENVIRONMENTAL LIABILITIES"            has the meaning given in Warranty 1.18(a) of Schedule 3;

"ESCROW AGENT"                         has the meaning given in Section 1.4;

"ESCROW AGREEMENT"                     has the meaning given in Section 1.4;

"EXCEPTIONS TO LIABILITY"              has the meaning in paragraph 10.1 of Schedule 4;

"EXPERT"                               has the meaning given in Section 1.3(h);

"FINAL ANNUAL EARNOUT AMOUNT"          has the meaning given in Section 1.3(k);

"FIRST SUBMISSION"                     has the meaning given in Section 1.3(h);

"FORM A DEFERRED LOAN NOTE"            has the meaning given in Section 1.2(f);

"FORM A EARNOUT LOAN NOTE"             has the meaning given in Section 1.3(a);

"FORM B DEFERRED LOAN NOTE"            has the meaning given in Section 1.2(f);

"FORM B EARNOUT LOAN NOTE"             has the meaning given in Section 1.3(a);

"GOVERNING DOCUMENTS"                  has the meaning given in Warranty 1.1 of Schedule 3;

"GOVERNMENTAL AUTHORISATIONS"          has the meaning given in Warranty 1.1 of Schedule 3;

"GOVERNMENTAL AUTHORITY"               has the meaning given in Warranty 1.3 of Schedule 3;

"GROUP"                                means PEPYS and all its Subsidiaries;

"HAZARDOUS SUBSTANCES"                 has the meaning given in Warranty 1.18(a) of Schedule 3;

"HCC CAP"                              has the meaning given in Section 8.2;

"HCC COMMON STOCK"                     has the meaning given in Section 1.2(f);

"HCC DAMAGES"                          has the meaning given in Section 8.1;

"HCC EARNOUT STATEMENT"                has the meaning given in Section 1.3(e);

"HCC GROUP"                            means HCC and its subsidiaries and associated companies and "HCC
                                       Group Company" shall be construed accordingly;

"HCC INDEMNIFIED PERSONS"              has the meaning given in Section 8.2;

"HCC MATERIAL AGREEMENTS"              has the meaning given in Section 3.3;

"HCC SHARES"                           has the meaning given in Section 1.2(g);

"HCC UK"                               has the meaning given in Recital D;

"IBRC"                                 means the Insurance Brokers Registration Council, a body
                                       established under the Insurance Brokers (Registration) Act 1977;

"ICTA 1988"                            means the Income and Corporation Taxes Act 1988;

"INEFFECTIVE COVENANT"                 has the meaning given in Article 9;

"INITIAL LOAN NOTE"                    has the meaning given in Section 1.2(b);

"INITIAL LONG TERM LOAN NOTE"          has the meaning given in Section 1.2(b);

"INITIAL SHORT TERM LOAN NOTE"         has the meaning given in Section 1.2(b);

"INSTALMENT DATE"                      has the meaning given in Section 1.2(e);

"INTERIM BALANCE SHEET"                has the meaning given in Warranty 1.9 of Schedule 3;

"JOINT VENTURE"                        has the meaning given in Warranty 1.8 of Schedule 3;

"LIBOR"                                means when applied to an amount for a particular period, the rate which appears on the relevant Telerate
                                       Page for deposits in the currency of that
                                       amount for that period at or about 11.00
                                       a.m. on the day two Business Days prior
                                       to the first day of the period and if no
                                       rate appears on the relevant Telerate
                                       Page, "LIBOR" will be based on the rate
                                       at which deposits of that amount and
                                       currency are offered to Barclays Bank plc
                                       for that period by prime banks in the
                                       London inter-bank market on or about
                                       11.00 a.m. on the day two Business Days
                                       prior to the first day of the period;

"LLOYD'S"                              means the Society and Corporation incorporated by the Lloyd's Act
                                       1871 by the name of Lloyd's;

"LLOYD'S BYELAWS"                      means the Byelaws made under Lloyd's Acts 1871 to 1982;

"MATERIAL ADVERSE CHANGE"              has the meaning given in Warranty 1.1 of Schedule 3;

"MATERIAL ADVERSE EFFECT"              has the meaning given in Warranty 1.1 of Schedule 3;

"MATERIAL AGREEMENTS"                  has the meaning given in Warranty 1.16(a) of Schedule 3;

"MINIMUM CONSIDERATION"                has the meaning given in Section 1.2(a);

"NON-COMPETITION AGREEMENT"            has the meaning given in Section 6.2(d)(iv);

"NOTES"                                has the meaning given in Section 5.6;

"NOTIFICATION CLAIM"                   has the meaning in paragraph 10.1 of Schedule 4;

"OBJECTION NOTIFICATION"               has the meaning given in Section 1.3(f);

"OTHER NON-COMPETITION AGREEMENT"      has the meaning given in Section 6.2(d)(v);

"PEPYS"                                has the meaning given in the Recital A;

"PEPYS BALANCE SHEET"                  has the meaning given in Warranty 1.9 of Schedule 3;

"PEPYS DAMAGES"                        has the meaning given in Section 8.2;

"PEPYS FINANCIAL STATEMENTS"           has the meaning given in Warranty 1.9 of Schedule 3;

"PEPYS INDEMNIFIED PERSON" OR "PEPYS   has the meaning given in Section 8.1;
INDEMNIFIED PERSONS"

"PEPYS SECURITIES"                     has the meaning given in Warranty 1.7(b) of Schedule 3;

"PEPYS SHARES"                         has the meaning given in the Recital B;

"PMS"                                  means PEPYS Management Services Limited;

"PROPERTY LEASES"                      has the meaning given in Warranty 1.17 of Schedule 3;

"PURCHASER'S SOLICITORS"               means Slaughter and May;

"RATTNER DEED OF RELEASE"              has the meaning given in Section 1.2(k);

"RECORD DATE"                          has the meaning given in Section 5.7;

"REDUCTION"                            has the meaning given in Section 2.1(d);

"REGULATED ACTIVITY"                   has the meaning given in Warranty 1.18(a) of Schedule 3;

"RELEVANT AGREEMENTS"                  has the meaning given in paragraph 1.2 of Schedule 4;

"RELEVANT DOCUMENTS"                   has the meaning given to it in Section 8.4;

"RELEVANT GROUP A DOCUMENTS"           has the meaning given in Section 8.4;

"RELEVANT GROUP B DOCUMENTS"           has the meaning given in Section 8.4;

"RELEVANT EMPLOYEE"                    has the meaning in paragraph 10.1 of Schedule 4;

"REPRESENTATIVE"                       means the Group A Representative and the Group B Representative
                                       acting jointly provided that (except as
                                       expressly specified in this Agreement in
                                       which eventthe express provision shall
                                       override this proviso) in relation to any
                                       matter which concerns or affects only the
                                       Group A Shareholders, any reference in
                                       this Agreement to the Representative in
                                       relation to such matters shall be deemed
                                       to be a reference to the Group A
                                       Representative only and in relation to
                                       any matter which concerns or affects only
                                       the Group B Shareholders and Rattner, any
                                       reference in this Agreement to the
                                       Representative in relation to such
                                       matters shall be deemed to be a reference
                                       to the Group B Representative;

"RESOLUTION PERIOD"                    has the meaning given in Section 1.3(h);

"RETAINED EARNINGS SHORTFALL"          has the meaning given in Section 7.2;

"RML"                                  has the meaning given in Recital A;

"RML SECURITIES"                       has the meaning given in Warranty 1.7(b) of Schedule 3;

"SCHEDULED INVESTMENTS"                has the meaning given in Warranty 1.22(a) of Schedule 3;

"SECURITIES ACT"                       has the meaning given in Warranty 1.3(a) of Schedule 3;

"SELLERS' CAP"                         has the meaning given in paragraph 2 of Schedule 4;

"SELLERS' SOLICITORS"                  means Clifford Chance;

"SERVICE DOCUMENT"                     has the meaning given in Section 10.14(f);

"TARGET PRETAX PROFITS"                has the meaning given in Section 1.3(c);

"TAX COVENANT"                         has the meaning given in Section 6.2(b);

"TAXES", "TAX" OR "TAXATION"           has the meaning given in the Tax Covenant;

"TCGA"                                 means the Taxation of Chargeable Gains Act 1992;

"TOTAL CONSIDERATION"                  has the meaning given in Section 1.2(a);

"U.K. GAAP"                            has the meaning given in Warranty 1.9 of Schedule 3;

"U.S. GAAP"                            has the meaning given in Schedule 2; and

"WARRANTY" OR "WARRANTIES"             has the meaning given in Section 2.1(a).


11.2 In this Agreement, unless otherwise specified:

     (a) references to articles, sections, paragraphs and Schedules are to articles, sections, paragraphs of, and Schedules to, this Agreement;

     (b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted provided that (except in respect of the Securities Act) such amendment, modification re-enactment does not increase the liability of any party under this Agreement;

     (c) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (d) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

     (e) references to "INDEMNIFY" and "INDEMNIFYING" any person against any circumstance include indemnifying and keeping him harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

     (f) the expressions "ACCOUNTING REFERENCE DATE", "ACCOUNTING REFERENCE PERIOD", "ASSOCIATED UNDERTAKING", "BODY CORPORATE", "DEBENTURES", "PROFIT AND LOSS ACCOUNT", "SUBSIDIARY" and "SUBSIDIARY UNDERTAKING" shall have the meaning given in the Companies Acts;

     (g) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act 1988;

     (h) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     (i)  references to times of the day are to London time;

     (j) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

     (k) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

     (l) references to the knowledge, information, belief or awareness of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person made all usual and reasonable enquiries with due care;

     (m) the knowledge, information, belief or awareness of any Seller shall be deemed to be the knowledge, information, belief or, as the case may be, awareness of every other Seller;

     (n) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

     (n)  (i)   the rule known as the EJUSDEM GENERIS rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

          (ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

     (o) "IN AGREED TERMS" in relation to any document means that document in a form agreed and initialled by the Purchaser's Solicitors on behalf of HCC and the Sellers' Solicitors on behalf of the Sellers;

     (p) words importing one of the masculine, feminine or neuter genders shall include the others; and

     (q) the obligations and liabilities of the Sellers under this Agreement are several.



IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                   SCHEDULE 1A
                                  PEPYS SHARES



                                                           NO. OF PEPYS SHARES
SELLER                                   (BEING ORDINARY SHARES WITH A NOMINAL AMOUNT OF(POUND)1 EACH)
------                                   -------------------------------------------------------------
Axel                                                               2,200

Cook                                                             167,500

Lockett                                                           50,000

Mays                                                              31,250

MRI                                                              216,550(1)

Smith                                                             82,500

Steed                                                             75,000

(1) The 216.550 PEPYS Shares set out against the name of MRI include 500 PEPYS Shares registered in the joint names of MRI and Rattner with Rattner acting as nominee on behalf of MRI.

                                   SCHEDULE 1B
                 GROUP B SHAREHOLDERS' PORTION OF MINIMUM PRICE



GROUP B SHAREHOLDER             ALLOCATION OF MINIMUM CONSIDERATION ((POUND))
-------------------             ---------------------------------------------
Axel                                              92,400

MRI                                            9,147,600

Smith                                          4,805,000

Steed                                          4,158,000

                                   SCHEDULE 1C
                        GROUP A SHAREHOLDERS' ALLOCATION
                            OF MINIMUM PURCHASE PRICE



GROUP A                          ALLOCATION OF           PRINCIPAL AMOUNT OF             DEFERRED
SHAREHOLDER                  MINIMUM CONSIDERATION      INITIAL LOAN NOTE ((POUND))   CONSIDERATION ((POUND))
                                      ((POUND))
Cook                               15,325,000                 9,195,000                  6,130,000

Lockett                             5,346,000                 3,207,600                  2,138,400

Mays                                4,466,000                 2,679,600                  1,786,400

                                   SCHEDULE 1D
                               ANNUAL INSTALMENTS




                                                NO. OF HCC SHARES TO BE
                                                 ISSUED UNDER AN ANNUAL
                                                 INSTALMENT (SUBJECT TO                     PRINCIPAL AMOUNT
GROUP A SHAREHOLDER        DATE OF ANNUAL        ADJUSTMENT IN ACCORDANCE               OF DEFERRED LOAN NOTES TO BE
                             INSTALMENT            WITH SECTION 1.2(F))           ISSUED UNDER AN ANNUAL INSTALMENT ((POUND))
Cook                         31.01.2000                   88,384                               1,072,750

                             31.01.2001                   69,444                                 842,875

                             31.01.2002                   63,131                                 766,250

                             31.01.2003                   31,566                                 383,125

Lockett                      31.01.2000                   30,832                                 374,220

                             31.01.2001                   24,225                                 294,030

                             31.01.2002                   22,023                                 267,300

                             31.01.2003                   11,011                                 133,650

Mays                         31.01.2000                   25,757                                 312,620

                             31.01.2001                   20,237                                 245,630

                             31.01.2002                   18,398                                 223,300

                             31.01.2003                   9,199                                  111,650

                                   SCHEDULE 1E
           AMOUNTS SUBJECT TO ESCROW DURING THE INITIAL ESCROW PERIOD



SELLER                                             AMOUNT SUBJECT TO ESCROW ((POUND))
Axel                                                            4,620

Cook                                                          766,250

Lockett                                                       267,300

Mays                                                          223,300

Rattner                                                       33,000

MRI                                                           457,380

Smith                                                         240,250

Steed                                                         207,900

                                   SCHEDULE 2
                               EARNOUT PROVISIONS

1.   CALCULATION OF ACTUAL PRETAX PROFITS

     For the purpose of this Schedule 2 and the calculation of the Earnout Price Adjustment and the Annual Earnout Amount referred to in Section 1.3, "Actual Pretax Profits" shall mean the consolidated earnings of PEPYS for the applicable Earnout Period as derived from the audited consolidated accounts of PEPYS for such period before applicable corporation tax and other Taxes. Such audited accounts of PEPYS shall be prepared in pounds sterling (or such other currency as the parties may agree) in accordance with the accounting policies, principles, bases and methods that have been consistently applied in the preparation of the PEPYS audited consolidated accounts for the immediately preceding financial period of PEPYS subject to such adjustments as are necessary in order to apply generally accepted accounting principles in the United States ("U.S. GAAP") in the way U.S. GAAP is applied to the audited consolidated accounts of HCC for the same period as that of the applicable Earnout Period provided that:-

     (a) no deduction shall be made for interest or other payments or costs relating to indebtedness incurred, guaranteed or secured by PEPYS or RML in connection with the transactions contemplated by this Agreement;

     (b)  no deduction shall be made for goodwill;

     (c) the Actual Pretax Profits shall include and be reduced by an allocation of indirect overhead, general and administrative or other management fees or charges of the HCC Group (the "HCC Overhead Allocation");

     (d) the Actual Pretax Profits shall include all revenues and outgoings, profits or losses from MEIB; and

     (e) the rate of exchange for converting pounds sterling into United States dollars or vice versa shall be the rate set out in PEPYS' budget for the relevant Earnout Period adopted by PEPYS at or around the beginning of such period if PEPYS is not permitted to hedge against fluctuations in exchange rates during that period in a manner similar to its past practice. If PEPYS is permitted to hedge, then the conversion shall be in accordance with U.S. GAAP.

     Provided that in relation only to the first two Earnout Periods, if MEIB does not have profits in respect of an Earnout Period of an amount which is at least equal to the HCC Overhead Allocation in respect of that Earnout Period, neither the HCC Overhead Allocation for that Earnout Period nor the profits or losses of MEIB for that Earnout Period shall be included in the calculation of the Actual Pretax Profits of PEPYS for that Earnout Period.

2.   ADJUSTMENT

     HCC and the Group A Shareholders agree that, if for the purposes of calculating Actual Pretax Profits for any Earnout Period, such adjustments as are necessary in order to apply U.S. GAAP result in a substantial distortion in the Actual Pretax Profits for that period, HCC and the Group A Shareholders shall negotiate in good faith with a view to agreeing mutually acceptable adjustments to paragraph 1 of this Schedule 2.

                                   SCHEDULE 3
                                   WARRANTIES


1.1  CORPORATE EXISTENCE AND POWER

     Each member of the Group is a company which is incorporated under English law, and has the corporate power and all material governmental licences, authorisations, consents and approvals (collectively, "Governmental Authorisations") required to carry on its business as now conducted, except such Governmental Authorisations the absence of which would not, or would not be reasonably expected to, have a Material Adverse Effect, as hereinafter defined, on the Group. PEPYS has delivered to HCC true and complete copies of each member of the Group's certificate of incorporation and memorandum and articles of association (the "Governing Documents"), as currently in effect. For purposes of this Agreement, a "Material Adverse Effect", with respect to any member of the Group, means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities) or results of operations of the Group, taken as a whole; and "Material Adverse Change" means a change or a development involving a prospective change which results, would result or would reasonably be expected to result in a Material Adverse Effect.

1.2  AUTHORISATION

     (a) The execution, delivery and performance by each member of the Group of any documents contemplated hereby to which it is a party and the consummation by such member of the Group of the transactions contemplated hereby and thereby, are within that member's corporate powers and have been duly authorised by all necessary corporate action. This Agreement and the documents to be entered into in connection herewith or therewith at or before Closing constitute, or upon execution will constitute, valid and binding agreements of such member save as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

     (b) Each of the Sellers is the sole beneficial owner of the PEPYS shares set opposite his name in Schedule 1A free from any Encumbrance (such shares in aggregate constituting the entire issued share capital of PEPYS) and has the right, power and authority to enter into this Agreement and each other agreement to be entered into by it at or before Closing in connection with the transactions contemplated hereby and that this Agreement and such other agreements contemplated hereby to be executed at or before Closing constitute, or upon execution will constitute, valid and binding agreements of the Sellers, except as may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights generally or by general principles of equity.

1.3  GOVERNMENTAL AUTHORISATION

     The execution, delivery and performance by the Sellers of this Agreement, and the consummation of the transactions contemplated hereunder require no action by any member of the Group or the Sellers or any filing by either of them with any governmental body, state, political subdivision thereof, or any entity exercising regulatory or administrative functions of or pertaining to government, including, without limitation any government authority, insurance regulatory authority, insurance commission, agency, local authority department, board, commission or instrumentality of the United Kingdom or United States, and any tribunal or arbitrator of competent jurisdiction (collectively referred to as a "Governmental Authority") (provided that in relation to any aforementioned action or filing with any Government Authority of the United States, this warranty shall be given only insofar as any Seller is aware) other than in respect of:

     (a) compliance with any applicable requirements of the securities laws of the United Kingdom and the United States (including without limitation, the Securities Act of 1933, as amended (the "Securities Act")) and the rules and regulations promulgated thereunder;

     (b) compliance with any requirements of any applicable insurance or reinsurance or intermediaries or managing general agent laws, including licensing or other related laws of any applicable Governmental Authority; and

     (c) such other filings or registrations with, or authorisations, consents or approvals of, Governmental Authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on PEPYS or RML, or (ii) would not materially adversely affect the ability of any Seller, any member of the Group to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

1.4  LLOYD'S COMPLIANCE

     (a) RML has at all times since May 2, 1989 complied in all material respects with Lloyd's Byelaws and any Codes of Practice issued thereunder in relation to all of its insurance broking activities and since that date there has been no material breach of any undertaking given to Lloyd's in connection with any such activities. Without limitation, the only business carried on by RML is and has been that of an insurance and reinsurance broker.

     (b) No Seller is aware of any grounds, fact or circumstance which is likely to give rise to any Lloyd's disciplinary inquiries or proceedings against any officer or employee of RML in relation to any of its insurance broking activities. Without limitation, none of the Sellers is aware of any grounds, fact or circumstance relating to the activities of RML likely to give rise to any Lloyd's disciplinary inquiries or proceedings against any employee of RML or against RML in relation to the practice of "grossing-up".

     (c) RML is registered as a Lloyd's broker within the meaning of the Lloyd's Act 1982. None of the Sellers is aware of any reason which is reasonably likely to lead to RML ceasing to be so registered by Lloyds.

     (d) None of the Sellers is aware of the existence of any grounds, fact or circumstance which would entitle Lloyd's to exercise its powers of intervention under paragraphs 6, 10, 35, 36 or 43 of the Brokers Byelaw and it has not at any time exercised such powers.

     (e) RML has at all times been willing and able to supervise and service all of its activities and responsibilities and to account fully and properly for those activities as required under paragraph 44 of the Brokers Byelaw.

     (f) None of the Sellers is aware of any reason for the Council to decide that RML is no longer a fit and proper person to be a Lloyd's broker.

     (g) No conditions have been imposed on RML by Lloyd's under paragraph 9(1) of the Brokers Byelaw.

     (h) Save as disclosed in the Disclosure Letter, no person has given any undertaking or guarantee to Lloyd's within the meaning of paragraph 9(2) of the Brokers Byelaw in connection with the business of RML.

     (i) No postponement has been ordered and no directions have been given in connection with such a postponement by Lloyd's in respect of RML under paragraph 11(5) of the Brokers Byelaw.

     (j) Copies of all of RML's annual returns (as referred to in paragraph 44 of the Brokers Byelaw) since 1995 have been provided to HCC.

     (k) Details of all RML's insurance broking accounts which are required to be maintained by paragraph 22 of the Brokers Byelaw are contained in the Disclosure Bundle. All such RML insurance broking accounts comply with the requirements of Chapter II, paragraph 22 to 27 of the Brokers Byelaw.

     (l) Details of any arrangement subsisting between RML and any other person pursuant to the Umbrella Arrangements Byelaw (No. 6 of 1988) or pursuant to paragraph 57 of the Brokers Byelaw have been disclosed in the Disclosure Letter. There are no other arrangements involving RML under which business may be placed or accepted which subsist at the date of this Agreement.

     (m) A brokerage summary of business on a client by client basis as at December 1998 which sets out the brokerage and other income earned in relation to the businesses of each such client for the 12 month period ended December 31 1998 (to the extent that the brokerage and other income earned in relation to the businesses of such client exceeds 3 per cent. of all RML's aggregate brokerage and other income for that period) is contained in the Disclosure Bundle.

     (n) There are no arrangements in existence between RML and any other person to which paragraph 8 of the Brokers Byelaw (arrangements permitting influence) apply or would but for any exclusions referred to in that paragraph.

     (o) RML has taken steps to ensure that the location, adequacy and suitability of its employees (including, without limitation, steps to ensure that any of its employees whose functions include advising clients, handling clients' money or effecting or assisting in effecting transactions on behalf of clients are of a suitable character as to work for a Lloyd's broker as required by the Brokers Byelaw) comply in all material respects with the requirements laid down from time to time by Lloyd's.

     (p) RML has complied with and has not breached any conditions imposed on it or its Controller (as defined in the Brokers Byelaw) by Lloyd's relating to the possession and maintenance by RML of appropriate financial resources.

     (q) All of the directors of RML have complied with the requirements of paragraph 15 of the Brokers Byelaw.

     (r) Save as disclosed in the Disclosure Letter, none of the directors of RML is also a director of or partner in an insurance company or a director of or partner in a person (other than an underwriting agent registered as such under the Lloyd's Byelaws) which underwrites insurance business as agent for an insurance company.

     (s) Save as disclosed in the Disclosure Letter, RML has entered into no transactions to which paragraph 19 (Disclosure of transactions with related parties) of the Brokers Byelaw apply.

     (t) RML has taken out and maintained such insurance as is from time to time prescribed by Lloyd's under paragraph 46 of the Brokers Byelaw and at all times such compulsory insurance has complied with Lloyd's requirements.

     (u) RML has made and has kept proper records in respect of each contract of insurance arranged by it and those records comply with the requirements of Lloyd's under paragraph 47 of the Brokers Byelaw.

     (v) Details of all deeds or other instruments required to be executed by RML under paragraph 50 of the Brokers Byelaw for the purpose of ensuring the protection of the interests of creditors of RML whose claims arise out of or in connection with insurance transactions are disclosed in the Disclosure Letter.

1.5  IBRC COMPLIANCE

     (a) RML is registered on the list maintained by the IBRC and, so far as any of the Sellers is aware, there are no reasons to believe that the Registrar of the IBRC will, or is likely to, remove the entry from the list in respect of RML.

     (b) Other than Chris Mays, the directors of RML are all registered under the Insurance Brokers (Registration) Act 1977 as insurance brokers and all of the directors of RML have satisfied the IBRC that they hold qualifications approved or recognised by the IBRC, have satisfied the IBRC as to their character and suitability to be registered insurance brokers and have satisfied the IBRC of their practical experience in the work of an insurance broker.

     (c) RML has at all times complied with the Code of Conduct from time to time laid down by the IBRC.

1.6  NON-CONTRAVENTION

     The execution, delivery and performance by the Sellers, PEPYS and RML of this Agreement and each other agreement to be entered into at or before Closing in connection with this Agreement, and the consummation of the other transactions contemplated hereby and thereby do not and will not:

     (a)  contravene or conflict with the Governing Documents of PEPYS or RML;

     (b) result in a breach of, or constitute a default under, any agreement to which any Seller or any member of the Group is a party or by which any Seller or any member of the Group is bound; or

     (c) result in a breach of any order, judgment or decree of any court of governmental agency to which any Seller or any member of the Group is a party or by which any Seller or any member of the Group is bound; or

     (d) require the consent, in the case of MRI, of its shareholders, or the shareholders of a company in the same group or of any other person;

     (e) assuming compliance with the matters referred to in Warranty 1.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any member of the Group or any Seller;

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                                       71

     (f) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon any member of the Group or any material licence, franchise, permit or other similar authorisation held by any member of the Group; or

     (g) result in the creation or imposition of any Encumbrance on any material asset of PEPYS or RML,

     except, with respect to clauses (e),(f) and (g) above, for contraventions, defaults, losses, Encumbrances and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the relevant member of the Group.

1.7  CAPITALISATION; BONUS RIGHT

     (a) The entire authorised share capital of PEPYS consists of 625,000 ordinary shares,(pound)1 nominal amount per share, of which all 625,000 shares are issued and outstanding. The entire authorised share capital of RML consists of 500,000 ordinary "A" class shares of(pound)1 each and 500,000 "B" class shares of(pound)1 each, of which all 500,000 "A" shares are issued and outstanding and 250,000 of the "B" shares are issued and outstanding. All of the issued and outstanding shares of RML (the "RML Shares") and all of the issued shares of PMS are owned by PEPYS free of any Encumbrances. The entire authorised share capital of PMS consists of 100,000 ordinary "A" class shares of(pound)1 each, 100,000 ordinary "B" class shares of(pound)1 each and 300,000 ordinary "C" class shares of(pound)1 each, of which 2 of the "A" shares are issued and outstanding.

     (b) All outstanding shares set forth in (a) above have been duly authorised and validly issued and are fully paid. Except for the PEPYS Shares owned by the Sellers, for PEPYS there are outstanding (i) no other shares, (ii) no securities convertible into or exchangeable for shares in PEPYS, (iii) no options or other rights to acquire from either PEPYS or the Sellers, and no obligation to issue any further shares, or securities convertible into or exchangeable for its shares (the items in clauses (i), (ii) and (iii) being referred to collectively as "PEPYS Securities"), (iv) no obligations to repurchase, redeem or otherwise acquire any of PEPYS Securities and
          (v) no contractual rights of any person or entity to include any such securities in any registration statement, prospectus or listing particulars proposed to be filed by the Sellers under the securities laws of the United Kingdom or the United States. Except for the RML Shares owned by PEPYS, for RML there are outstanding (1) no other shares, (2) no securities convertible into or exchangeable for shares in RML, (3) no options or other rights to acquire from either RML, PEPYS or the Sellers, and no obligation to issue any further shares or securities convertible into exchangeable for its shares (the items in clauses
          (1), (2) and (3) being referred to collectively as "RML Securities"),
          (4) no obligation to repurchase, redeem or otherwise acquire any RML Securities, and (5) no contractual rights of any person or entity to include any such securities in any registration statement, prospectus or listing particulars proposed to be filed by the Sellers under the securities laws of the United Kingdom or the United States.

1.8  SUBSIDIARIES AND ANY OTHER RELATED ENTITIES

     (a) For purposes of this Warranty 1.8, (i) "Subsidiary" has the meaning given in section 736 of the Companies Act 1985 and (ii) "Joint Venture" means, with respect to any entity, any corporation, partnership or other organisation (other than such entity and any subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest.

     (b) Except for RML and PMS, PEPYS has no subsidiaries or Joint Ventures which are material to the business of PEPYS or RML. RML has no Subsidiaries or Joint Ventures which are material to the business of RML or PEPYS. Other than PEPYS' investment in RML and PMS, neither PEPYS nor RML owns, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, limited liability company, business trust, joint venture or any other entity.

1.9  PEPYS FINANCIAL STATEMENTS

     PEPYS has delivered to HCC PEPYS' audited consolidated balance sheet (the "PEPYS Balance Sheet") as of April 30, 1998 (the "Balance Sheet Date"), PEPYS' audited consolidated income statements for the years ended April 30, 1998 and April 30, 1997 (the "PEPYS Income Statement" together with PEPYS Balance Sheet, the "Audited Financial Statements") and PEPYS's unaudited unconsolidated balance sheet (the "Interim Balance Sheet") and income statement for the eight (8) month period ended December 31, 1998 (collectively, the "PEPYS Financial Statements"). The Audited Financial Statements are prepared in accordance with the generally accepted accounting principles of the United Kingdom ("U.K. GAAP") consistently applied (except as indicated in the notes thereto) and present a true and fair view of the consolidated financial position of PEPYS as of the Balance Sheet Date and results of operations and cash flows for the periods therein indicated. The Interim Balance Sheet is sufficient to enable a reasonable judgment to be made as to the amount of:-

     (i)  profits, losses, assets and liabilities; and

     (ii) share capital and reserves (including undistributable reserves)


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                                       73

     of PEPYS as at and for the 8 month period ended on December 31, 1998. Neither PEPYS nor RML has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the PEPYS Balance Sheet, including the notes thereto, except for (i) those that are not required to be reported in accordance with U.K. GAAP; (ii) normal or recurring liabilities incurred since April 30, 1998 in the ordinary course of business or (iii) liabilities under this Agreement or as disclosed in the Disclosure Letter. The accounting records relative to PEPYS and RML comply in all material respects with the requirements of the Companies Act, including, without limitation, the provisions of section 221 thereof. The statutory books (including all registers, minute books and accounting books and records) of PEPYS and RML contain a record which is accurate in all material respects of the matters which should be dealt with in these books and no notice or allegation that any of them is incorrect or should be rectified has been received.

1.10 ABSENCE OF CERTAIN CHANGES

     Since April 30, 1998, each of PEPYS and RML has, in all material respects, conducted its business in the ordinary and usual course and there has not been:

     (a)  any Material Adverse Change with respect thereto;

     (b) any declaration, setting aside or payment or any dividend or other distribution in respect of any shares of capital stock of PEPYS or RML.

     (c) any repurchase, redemption or other acquisition by either PEPYS or RML of any outstanding shares in PEPYS or RML or other securities of or other ownership interests in either PEPYS or RML;

     (d) any amendment of any term of any outstanding securities of PEPYS or RML;

     (e) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of PEPYS or RML, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on PEPYS or RML;

     (f) any increase in indebtedness for borrowed money or capitalised lease obligations of PEPYS or RML, except in the ordinary and usual course of business;

     (g) any sale, assignment, transfer or other disposition of any tangible or intangible asset having a value in excess of (pound)50,000 except in the ordinary and usual course OF business on arm's length terms;

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                                       74

     (h) any amendment, termination or waiver by either PEPYS or RML of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it is bound which is material to the business of the Group as a whole;

     (i) any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of PEPYS or RML;

     (j) any (i) grant of any severance or termination pay to any director, officer or employee of PEPYS or RML, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee with a basic salary in excess of(pound)25,000 per annum of PEPYS or RML, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of PEPYS or RML, in each case other than in the ordinary and usual course of business consistent with past practice;

     (k) any new or amendment to or alteration of any existing bonus, incentive, compensation, severance, share option, share appreciation right, pension, matching gift, profit-sharing, employee share ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by PEPYS or RML which would result in a material increase in cost;

     (l) any non-budgeted expenditures in excess of (pound)50,000 or any capital expenditures, capital additions or capital improvements in excess of (pound)100,000, except for such expenditures contained in a written budget, previously provided to HCC, and incurred in the ordinary course of business;

     (m) no asset of a value in excess of (pound)50,000 has been acquired or has been agreed to bE acquired by any member of the Group;

     (n) no debts or other receivables and no plant, machinery or equipment of any member of the Group have been factored or sold or agreed to be sold;

     (o) no resolution of any member of the Group in general meeting has been passed other than resolutions relating to the routine business of annual general meetings;

     (p) no change in the accounting reference period of any member of the Group has been made; or

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                                       75

     (q) the entering into of any agreement by PEPYS or RML or any person on behalf of PEPYS or RML to take any of the foregoing actions, except as permitted by this Agreement or disclosed in the Disclosure Letter.

1.11 NO UNDISCLOSED LIABILITIES

     There are no existing liabilities of any member of the Group of any kind whatsoever that are, individually or in the aggregate, material to the Group, other than:

     (a) liabilities disclosed, reserved against, or provided for in the Interim Balance Sheet (including the notes thereto);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since April 30, 1998; and

     (c)  liabilities under this Agreement or indicated in the Disclosure
          Letter.

1.12 LITIGATION AND BREACH OF LAW

     (a) The Disclosure Letter sets forth all actions, suits, proceedings, claims or investigations pending against PEPYS or RML or relating to their respective business. Neither PEPYS, RML nor any Seller has received written notice of a claim threatened against PEPYS or RML. Neither PEPYS nor RML has received written notice that it is subject, or in default with respect, to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on PEPYS or RML.

     (b) Except for any claims in connection with the collection of debts by PEPYS or RML which claim amount individually does not exceed(pound)5,000 and which collectively do noT exceed an aggregate amount of(pound)25,000, no member of the Group is engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against any member of the Group, or any of their assets or against or involving any of their officers or employees in connection with the business or affairs of PEPYS or RML, including, without limitation, any such claims for indemnification arising under any agreement to which PEPYS or RML is a party, is pending or threatened and, so far as any of the Sellers is aware, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of any member of the Group in respect of any act or default for which that member might be vicariously liable.

     (c) No member of the Group has committed or is liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against any such member.

     (d) So far as any of the Sellers is aware, no member of the Group has received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of any member of the Group and none of the Sellers is aware of any circumstances which are likely to give rise to such investigation or inquiry.

     (e) There is no outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against PEPYS or RML which is material to the operation of its business.

     (f) No Seller has, in relation to the business of PEPYS or RML given any undertaking to, nor is subject to any order of or investigation by, nor has received any request for information from, any court or governmental authority (including without limitation any national competition authority and the Commission of the European Communities) (the "European Commission") under any anti-trust or similar legislation in any jurisdiction in which that business has assets or carries on business.

1.13 TAXES

     (a)  PEPYS Balance Sheet and Tax

          (i) Save as fully disclosed or provided for in the PEPYS Balance Sheet, no member of the Group has any outstanding liability for:-

                (1) taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Balance Sheet Date or in respect of any period starting before the Balance Sheet Date; or

                (2) for purchase, value added, sales or other similar Tax in any part of the world referable to transactions effected on or before the Balance Sheet Date.

          (ii) The amount of the provision for deferred Taxation or deferred Taxation asset in respect of each member of the Group contained in the PEPYS Balance Sheet was, at the Balance Sheet Date, adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by that member of the Group and, in particular, was in accordance with SSAP 15 (or any replacement of it instituted by the Accounting Standard Board).


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                                       77


          (iii) If all facts and circumstances which are now known to each member of the Group or any of the Sellers had been known at the time the PEPYS Balance Sheet was drawn up, the deferred Taxation asset that would be contained in the PEPYS Balance Sheet would be no less than the asset which is so contained.

     (b)  Tax Events Since the Balance Sheet Date

          Since the Balance Sheet Date:-

          (i) no member of the Group has declared, made or paid any distribution within the meaning of ICTA 1988;

          (ii)  no accounting period of any member of the Group has ended;

          (iii) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

          (iv) no event has occurred which will give rise to a Tax liability on any member of the Group calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Group becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company (other than any other member of the Group);

          (v) no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the PEPYS Balance Sheet if such disposal or other event had been planned or predicted at the Balance Sheet Date;

          (vi) no member of the Group has made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation Tax, or be deductible as a management expense of an investment company;


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                                       78

          (vii) no member of the Group has been a party to any transaction for which any Tax clearance provided for by statute has been or should have been obtained;

          (viii) no member of the Group has paid or become liable to pay any interest or penalty in connection with any Tax, has otherwise paid any Tax after its due date for payment or owes any Tax the due date for payment of which has passed.

     (c)  Tax Returns, Disputes, Records and Claims, etc.

          (i) Each member of the Group has in the past six years so far as is material made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and HM Customs and Excise.

          (ii) So far as the Shareholders are aware there is no material dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any revenue authority regarding liability or potential liability to any Tax or duty (including in each case penalties or interest) recoverable from any member of the Group or regarding the availability of any relief from Tax or duty to any member of the Group and so far as the Shareholders are aware there are no circumstances which make it likely that any such dispute or disagreement will commence.

          (iii) Each member of the Group in the past six years has duly submitted all material claims and disclaimers which have been assumed to have been made for the purposes of the PEPYS Balance Sheet.

          (iv) The amount of Tax chargeable on any member of the Group during any accounting period ending on or within six years before the Balance Sheet Date has not, to any material extent, depended on any concession other than any generally applicable published concession, agreement or other formal or informal arrangement with any revenue authority, including (but without limitation) the Inland Revenue or the Customs and Excise.

          (v) No member of the Group has received any notice from any revenue authority, including the Inland Revenue, which required or will or may require such member to withhold Tax from any payment made since the Balance Sheet Date or which will or may be made after the date of this agreement.

     (d)  Stamp Duty and Stamp Duty Reserve Tax


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                                       79


          (i) All documents which are required to be stamped and which are in the possession of any member of the Group and by virtue of which any member of the Group has any right have been duly stamped.

          (ii) Since the last Balance Sheet Date no member of the Group has incurred any liability to stamp duty reserve Tax.

     (e)  Value Added Tax


          (i) Each member of the Group is treated for the purposes of section 43 VATA 1994 as a member of a group of companies (the "VAT Group") of which the representative member is RML (the "Representative Member") and no company which is not a member of the Group is a member of the VAT Group nor has any such company been a member of the VAT Group within the last six years.

          (ii) The Representative Member has in the past six years made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for the purposes of VATA 1994 and is not in arrears with any payments or returns due and has not in the past six years been required by the Commissioners of Customs and Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

          (iii) The Representative Member has not, since the date 12 months before the Balance Sheet Date, been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994.

          (iv) No member of the Group has, within the six years ending on the Balance Sheet Date, been registered for the purposes of VATA 1994 otherwise than as part of the VAT Group referred to in
                (e)(i) above and no such member has, within that period, been a member of any other group for the purposes of VATA 1994.

          (v)   The Representative Member has complied with the provisions of
                Part XIX Value Added Tax Regulations 1995 in making any claim for bad debt relief under Section 36 VATA 1994.

          (vi) No member of the Group has made an election to waive exemption in relation to any land in accordance with paragraph 2 of
                Schedule 10 VATA 1994.

          (vii) The Disclosure Letter contains full details of any assets of each member of the Group to which the provisions of Part XV Value


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                                       80


                Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:-

                (a) the identity (including, in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

                (b) the proportion of input Tax for which credit has been claimed (either provisionally or finally in a Tax year and stating which).

          (viii) Neither the Representative Member nor any other member of the Group has, at any time within the last six years, acted as agent of any person not resident in the United Kingdom for the purposes of section 47 VATA 1994 or been appointed as a VAT representative of any person for the purposes of section 48 VATA 1994.

     (f)  Duties, etc.

          All value added Tax, import duty and other taxes or charges payable to H.M. Customs and Excise upon the importation of goods and all excise duties payable to H.M. Customs and Excise in respect of any assets (including trading stock) imported, owned or used by any member of the Group have been paid in full.

     (g)  Tax on Disposal of Assets

          On a disposal of all its assets by any member of the Group for:-


          (i) in the case of each asset owned by that member of the Group at the Balance Sheet Date, a consideration equal to the value attributed to that asset in preparing the Balance Sheet; or


          (ii) in the case of each asset acquired since the Balance Sheet Date, a consideration equal to the consideration given for the acquisition then either:-

                (1) in respect of any asset falling within (I) above, the liability to tax (if any) which would be incurred by that member of the Group in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Balance Sheet; or

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                                       81

                (2) in respect of any asset within (ii) above, no tax liability would be incurred by that member of the Group in respect of that asset.

     (h)  Replacement of Business Assets

          Full particulars of each claim under section 115 or 116 CGTA 1979 or under sections 152 or 153 TCGA 1992 made prior to the date of this Agreement to which section 117 CGTA 1979 or section 154 TCGA 1992 applies and which affects any asset which was owned by any member of the Group on or after the Balance Sheet Date have (except where the held over gain is treated as having accrued prior to the Balance Sheet
          Date) been disclosed in writing to the Purchaser.

     (i)  Distributions

          (iii) Since April 6 1965, no member of the Group has made any repayment of share capital to which section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988.

          (iv) No part of the amount payable on redemption of any share capital or security at par will be a distribution, as defined in ICTA 1988.

     (j)  Close Company

          (i) No member of the Group is or has ever been a close company as defined in ICTA 1988.

          (ii) No member of the Group has outstanding any loan to which the provisions of section 419 ICTA 1988 would apply (loans to participators etc.).

          (iii) No member of the Group is a close investment-holding company as defined in section 13A ICTA 1988.

          (vi) The Company does not have any interest whether direct or indirect in any company on the disposal of the assets of which a liability could arise under section 13 TCGA.

     (k)  Non-Deductible Revenue Outgoings

          No member of the Group is under any obligation to make any future payment which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation Tax purposes, whether as a deduction in computing the


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                                       82

          profits of a trade or as an expense of management or as a charge on income or as a non-trading debit under Chapter II Part IV Finance Act 1996, by reason of any statutory provision, other than section 74(1)(f) ICTA 1988 (capital).

     (l)  Deductions and Withholdings

          Each member of the Group has in the past six years made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged to make and has accounted in full to the appropriate authority for all amounts so deducted.

     (m)  Intra-Group Transactions

          No member of the Group has, at any time within the last six years, acquired any asset from any other company (including another member of the Group) which was, at the time of the acquisition, a member of the same group of companies as that member for the purposes of Section 170 TCGA.

     (n)  Residence

          The United Kingdom is the only country whose Tax authorities seek to charge Tax on the worldwide profits or gains of any member of the Group and no member of the Group has in the past six years paid Tax on income profits or gains to any Tax authority in any other country except the United Kingdom.

     (o)  Group Arrangements

          No member of the Group has in the past six years received any payment in respect of a surrender of group relief or of surplus advance corporation Tax or of a Tax refund which could, in any circumstances, be due to be repaid to any company other than another member of the Group.

     (p)  Demerger

          No member of the Group has in the past six years been concerned in an exempt distribution (as defined in section 214(4) ICTA 1988).

     (q)  Non-Arm's Length Transactions

          No member of the Group is a party to any transaction or arrangement (other than with another member of the Group) under which it may be denied relief for Tax purposes on the grounds that it has paid for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will be subject to

          Tax on the supply or provision of any asset or services or facilities by reference to an amount which exceeds the consideration received for such asset or services or facilities.

1.14 BENEFIT PLANS

     (a) The Disclosure Letter lists all pension and retirement benefit plans of PEPYS and RML or under which PEPYS or RML is paying, or is under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation), any pension or other benefit on retirement or death (the "Retirement Benefit Plans"). With the exception of the Retirement Benefit Plans listed in the Disclosure Letter, there are not outstanding (i) any agreements or arrangements for the provision of any pension, annuity, lump sum, gratuity or life benefit to be given on retirement or in anticipation of retirement or after retirement in connection with past service for any officers or employees of PEPYS or RML or any dependants of any such person, (ii) any informal or EX GRATIA pension arrangements or schemes involving any of the officers or employees of PEPYS or RML, or (iii) any unapproved top-up arrangements or schemes (whether funded or unfunded) designed to provide benefits in excess of the earnings cap as defined in s.590C ICTA 1988.

     (b) The Disclosure Letter lists all profit sharing, stock purchase, stock option, bonus, incentive compensation, disability or ill-health and other employee benefit plans of PEPYS and RML (the "Employee Benefit Plans").

     (c) Details of each Employee Benefit Plan and each Retirement Benefit Plan (together, the "Benefit Plans") described in the Disclosure Letter have been provided to HCC in the form of (i) copies of all current Trust Deeds and Rules or other documents governing or constituting or relating to such employee benefit plans and (ii) copies of the current explanatory booklets and any announcements not incorporated into the current explanatory booklets or documentation governing the Benefit Plan relating to benefits or contributions issued to employees of PEPYS or RML.

     (d) Except as otherwise disclosed in the Disclosure Letter, no discretion or power has been exercised under any such Benefit Plan in respect of any of the officers or employees of PEPYS or RML to (i) augment benefits, (ii) admit to membership an officer or employee who would not otherwise have been eligible for admission to membership, (iii) provide a benefit which would not otherwise be provided, or (iv) pay a contribution which would not otherwise have been paid.

     (e) There are no actions, suits or claims outstanding, and neither PEPYS or RML nor any Seller has received written notice of a claim pending or


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                                       84

          threatened against PEPYS or RML or (so far as any of the Sellers is aware) the Trustee of any Benefit Plan in respect of any act, event, omission or other matter arising out of or in connection with the Benefit Plans identified in the Disclosure Letter.

     (f) All contributions to any of the Benefit Plans identified in the Disclosure Letter whether due from PEPYS or RML or any of their employees have been made in accordance with the provisions of such Benefit Plans and those which fall due for payment before the Closing Date will have been paid by that date. Full details of the level of contributions currently payable in respect of any of the employees of PEPYS or RML to any such benefit plan are set out in the Disclosure Letter.

     (g) To the extent required, each Benefit Plan identified in the Disclosure Letter is approved by the Board of Inland Revenue for the purpose of ICTA 1988 and neither PEPYS, RML nor any Seller is aware of any circumstances which might give the Inland Revenue reason to withdraw such approval.

     (h) Each Retirement Benefit Plan identified in the Disclosure Letter has complied in all material respects with and has been administered in all material respects in accordance with (i) the preservation requirements within the meaning of Chapter I, Part IV of the Pension Schemes Act 1993, (ii) the equal treatment requirements of sections 62-66 of the Pensions Act 1995 and regulations made thereunder, and of (so far as any of the Sellers is aware) Article 119 of the Treaty of Rome, and (iii) where applicable, the contracting-out requirements of
          Part III of the Pension Schemes Act 1993; and all other relevant pension schemes legislation and subject thereto in accordance with the trust powers and provisions of the Retirement Benefit Plans identified in the Disclosure Letter.

     (i) Neither PEPYS nor RML has participated in any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) other than any money purchase schemes, (as defined in section 181 of the Pension Schemes Act 1993).

1.15 EMPLOYEES

     (a) The list of employees contained in the Disclosure Bundle is an accurate list of the employees of RML as at the Closing Date and there is no omission which makes it misleading. The list includes, in respect of each employee named therein,

          (i)   full details of emoluments;

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                                       85


          (ii) the age and the date of commencement of continuous employment (within the meaning of the Employment Rights Act 1996);

          (iii) reasonable details of any benefit to which he is entitled otherwise than in cash; and

          (iv) reasonable details of any benefit to which he is entitled in cash which is related to sales, profits or performance, or which is otherwise variable (other than normal overtime).

          PEPYS does not have any employee as at the Closing.

     (b) There is no profit related pay scheme in force in relation to any of the Current Employees which has been registered (or for which an application has been made to register it) under Chapter III of Part V of ICTA 1988.

     (c) The contract of employment of each employee may be terminated by the employer without damages or compensation (other than that payable by statute) by giving at any time of not more than three months' notice.

     (d) No employee has made or threatened (or so far as any of the Sellers is aware is expected to do so) any litigation, arbitration or mediation, administration or criminal proceeding in connection with or arising from his employment and there is no obligation or amount due to or in respect of any employee in connection with or arising from his employment which is in arrear or unsatisfied other than his normal salary or other remuneration or commission for part of the month (or other payment period) current at the date of this agreement.

     (e)  (i)   No trade union, works council, staff association or other body representing employees is recognised in any way for bargaining, information or consultation purposes in relation to the employees.

          (ii) There are no agreements (whether legally binding or not) with any such representative body in relation to the employees and there is no dispute with any such representative body pending, threatened or expected in relation to PEPYS or RML.

     (f) There is no liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by PEPYS or RML which is in arrears other than normal monthly or quarterly returns.

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                                       86

     (g)  (i)   All obligations under statute and otherwise concerning the health and safety at work of the employees have been complied with in all material respects.

          (ii) There are no litigation, arbitration or mediation or administrative or criminal proceedings pending, threatened or, so far as any of the Sellers is aware, expected against PEPYS or RML by any employee or third party in respect of any work-related accident or injury which are not fully covered by insurance.

1.16 MATERIAL AGREEMENTS

     (a) The Disclosure Letter includes or refers to all contracts, agreements, leases, and instruments to which either PEPYS or RML is a party or by which either or their respective properties or assets are bound which individually involve net payments or receipts in excess of(pound)50,000 per annum (the "Material Agreements"), other than Material Agreements which are contracts entered into with customers but including all Material Agreements which are contracts with suppliers or that pertain to employment or severance benefits for any officer, director or employee of PEPYS or RML, whether written or oral.

     (b) Neither PEPYS nor RML, nor, so far as any of the Sellers is aware, any other party is in default under any Material Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of PEPYS or RML, which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect.

     (c) To the knowledge of PEPYS and RML, each such Material Agreement is valid and binding and there are no material unresolved disputes involving or with respect to any Material Agreement. Except as described in the Disclosure Letter, no party to a Material Agreement has advised PEPYS or RML or any of the Sellers that it intends either to terminate a Material Agreement or to refuse to renew a Material Agreement upon the expiration of the term thereof. No representation or warranty is made that all benefits contemplated in the Material Agreements will be received.

     (d) Neither PEPYS nor RML is in violation of, or in default with respect to, any term of its Governing Documents.


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                                       87

     (e)  Contracts and Commitments

          (i) No member of the Group is a party to any Material Agreement which the Sellers reasonably consider cannot readily be performed by such member of the Group on time.

          (ii) No member of the Group is a party to or has any liability (present or future) under:

                (A)   any guarantee or indemnity or letter of credit; or

                (B) any leasing, hiring, hire purchase, credit sale or conditional sale agreement where in the case of such leasing, hiring, hire purchase, credit sale or conditional sale agreement involves payment of more than (pound)10,000 per annum.

          (iii) No member of the Group is a party to any contract or arrangement which restricts its freedom to carry on its business as carried on from time to time in the 24 month period prior to the Closing Date in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

          (iv) No member of the Group is a party to any contract which can be terminated in the event of any change in the underlying ownership or control of the that member or would be breached by such change;

          and for this purpose "CONTRACT" includes any understanding, arrangement or commitment however described.

     (f)  Insider Contracts

          There is not, and there has not at any time during the last 24 months been, any contract or arrangement to which any member of the Group is, or was, a party and in which any Seller or any director of any member of the Group or RMI or any person connected with any such director is, or has been, interested, either directly or indirectly, and no member of the Group is a party to, nor have its profits or financial position during that period been affected by, any contract or arrangement which was not of an entirely arm's length nature; in particular, without limitation, no member of the Group has transferred any assets to another such member except at market value.


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                                       88

     (g)  Powers of Attorney

          No member of the Group has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its directors, officers or employees to enter into routine trading contracts in the normal course of their duties.

1.17 PROPERTIES

     (a) The immovable properties referred to in Schedule 5 (Property Leases) are the only immovable properties in any part of the world owned, used or occupied by any members of the Group or in respect of which any member of the Group has any estate interest right or liability.

     (b) All leases of immovable property to which PEPYS or RML is a party (the "Property Leases") are in full force and effect and brief details of each are set out in Schedule 5.

     (c) PEPYS or RML is in physical possession and actual occupation of each of the Property Leases for the purpose of their respective business.

     (d) Each Property Lease is used for the purpose (the "Current Use") referred to in Schedule 5 (Property Leases) which, so far as the Sellers, PEPYS or RML is aware, is a permitted or lawful use under town and country planning legislation and no notice has been given or received or is expected by the Sellers, PEPYS or RML which casts significant doubt on the right of PEPYS or RML (as the cases may be) as to the continuation of the Current Use.

     (e) So far as the Sellers, PEPYS or RML is aware, neither PEPYS nor RML is in default under any Property Lease, nor does there exists any default under such Property Leases by any other party thereto, nor does there exist any event which with notice or lapse of time or both would constitute a default thereunder, which default would have a Material Adverse Effect and no party to a Property Lease has advised PEPYS or RML of any such default or that it intends to terminate any such Property Lease.

     (f) All of the Property Leases owned by PEPYS or RML are owned free and clear of any Encumbrance, agreement for sale, agreement for lease, estate contract, option or right of pre-emption, except for Encumbrances described in the Disclosure Letter or Encumbrances which do not have a Material Adverse Effect.

     (g) RML has under its control all title deeds and documents necessary to prove its title to each of the Property Leases.

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                                       89

     (h) RML has good title with respect to the Property Leases free of any Encumbrance, agreement for sale, agreement for lease, estate contract, option or right of pre-emption other than those described in the Disclosure Letter or Encumbrances permitted under this Warranty 1.17 to the extent necessary for the conduct of the business of the Group other than to the extent that the failure to have such title would not have a Material Adverse Effect.

     (i) No Property Lease is subject to the payment of any outgoings other than business rates, usual utilities charges and the rents and other sums reserved by the relevant Property Lease all sums invoiced have been paid up to the Closing Date.

     (j) Neither the Sellers nor PEPYS or RML expects expenditure of any substantial sum of money being required in respect of any Property Lease within twelve months of the date of this Agreement.

1.18 ENVIRONMENTAL MATTERS

     (a) For the purposes of this Agreement, the following terms have the following meanings:

          "ENVIRONMENTAL LAWS" shall mean any and all applicable statutes, laws, regulations, ordinances, orders, decrees, codes, guidance, permits, consents, permissions, certificates, approvals, registrations, authorisations, licences, agreements and governmental restrictions of any applicable Governmental Authority relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined) or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation at any time.

          "ENVIRONMENTAL LIABILITIES" shall mean all liabilities, obligations, commitments, losses, fines, damages penalties, sanctions, costs, expenses, including expenses representing the payment of money by way of indemnification, settlement, hold harmless or reimbursement agreements, whether vested or unvested, contingent or fixed, actual or potential, which (i) arise under or relate to Environmental Laws and
          (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

          "HAZARDOUS SUBSTANCES" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.


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                                       90

          "REGULATED ACTIVITY" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances by either PEPYS or RML.

     (b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of any Seller, has been threatened by any Governmental Authority or other party with respect to any (i) alleged violation of any Environmental Law by either PEPYS or RML, (ii) alleged failure to have any environmental permit, consent, permission, concession, grant, franchise, certificate, licence, approval, registration or authorisation required in connection with the conduct of the business or with respect to any of their respective properties or (iii) Regulated Activity.

     (c) Neither PEPYS nor RML has any material Environmental Liabilities and so far as any of the Sellers is aware there has been no release of Hazardous Substances into the environment by either PEPYS or RML or with respect to any of their respective properties which has had, or would reasonably be expected to have, a Material Adverse Effect.

1.19 LABOUR MATTERS

     Neither PEPYS nor RML is a party to any collective bargaining agreement or other trade union contract applicable to persons employed by either PEPYS or RML, nor does any Seller know of any activities or proceedings of any trade union to organise any such employees.

1.20 SALE OF PEPYS OR RML

     Except as contemplated by this Agreement, there are currently no discussions to which PEPYS, RML or any Seller is a party relating to (a) the sale of any material portion of the assets of PEPYS or RML, (b) any merger, consolidation, share exchange, liquidation, dissolution or similar transaction involving PEPYS or RML, or (c) the transfer or issuance of any PEPYS Securities or RML Securities.

1.21 BROKER'S FEES

     Neither PEPYS or RML or PMS nor any Seller nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, arranger's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.


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                                       91



1.22 INVESTMENTS

     (a) The Disclosure Letter sets forth a true and complete list of all bonds, stocks, mortgages and other investments of any type owned by PEPYS or RML as of the date hereof (collectively, the "Scheduled Investments"). PEPYS or RML has good and marketable title to each of the Scheduled Investments.

     (b) Except as set forth in the Disclosure Letter, none of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the knowledge of the Sellers, no event has occurred which reasonably would be expected to result in a diminution of the value of any non-publicly traded security owned by PEPYS or RML.

     (c) There are no Encumbrances in any of the Scheduled Investments, except for (i) those Scheduled Investments deposited with governmental authorities, as indicated on the Disclosure Letter, (ii) Encumbrances which do not materially detract from the value of the Scheduled Investments subject thereto, and (iii) assets pledged to secure assumed reinsurance contract obligations which assets are listed on the Disclosure Letter.

     (d) Neither PEPYS, RML nor any Seller has taken or omitted to take, any action which would result in PEPYS or RML being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defence or counterclaim against the right of PEPYS or RML to enforce the terms of such Scheduled Investment.

     (e) Since April 30, 1998, neither PEPYS nor RML has (i) purchased or otherwise invested in, or committed to purchase or otherwise invest in, any interest in real property (including without limitation any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in, bonds, notes, debentures or other evidences of indebtedness rated lower than "Baa" by Moody's Investors Service Inc., or "BBB" by Standard & Poor's Corporation at the time of purchase,
          (iii) entered into any contract, agreement or arrangement with any affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any contract, agreement or arrangement with respect to any investment outside of the United Kingdom.

1.23 LICENCES

     Neither PEPYS, RML nor any Seller has received notification of any revocation or modification of any material licences, certificates, authorisations or permits necessary for the ownership of the properties of any member of the Group or


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                                       92

     the conduct of their respective business and so far as any of the Sellers is aware no such licence, certificate, authorisation or permit is likely not to be renewed in the ordinary course subject to the payment of renewal fees (none of which is due as at Closing) and submission of renewals documentation (the time for submission of which has not been exceeded as at Closing).

1.24 INTERNAL CONTROLS

     Each of PEPYS and RML maintains a system of internal accounting controls, sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorisation;
     (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.K. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorisation; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

1.25 INSURANCE

     Copies of the insurance policies effected by members of the Group in respect of which any member of the Group has an interest as an insured party have been disclosed in writing to the Purchaser, all such policies are in full force and effect and are not void or voidable, no claims in excess of (pound)100,000 are outstanding and no event has occurred which might give rise to any claim in excess of (pound)100,000.

1.26 RECEIVABLES

     All of the receivables of PEPYS and RML (including accounts receivable, loans receivable and advances) which are reflected on the PEPYS Financial Statements, and all such receivables which will have arisen since the date of the PEPYS Financial Statements, are valid and genuine and have arisen solely from BONA FIDE transactions in the ordinary course of business consistent with past practices. The receivables reflected on the PEPYS Financial Statements do not include any receivables which, to the present knowledge of PEPYS, RML or any Seller, should be written off as an uncollectible receivable. To the knowledge of any of the Sellers, all of the receivables reflected on the PEPYS Financial Statements are collectible, and none of such receivables is subject to valid defences, set-offs or counterclaims except for the reserves reflected in the PEPYS Financial Statements. The Disclosure Letter lists, as of December 31, 1998, all receivables (and the amounts thereof) of PEPYS and RML which are more than two months overdue, the name of the party from whom such receivable is owing, and any security in favour of PEPYS or RML for the repayment of such receivable which PEPYS and RML purport to have.


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                                       93


1.27 OTHER INTERESTS OF SELLERS

     No Seller nor any director of or person connected with any Seller has any interest, direct or indirect, in any business which competes or is likely to compete with any business now carried on by the Group or intends to acquire any such interest.

1.28 WORKING CAPITAL

     The existing bank and other facilities set out in the Disclosure Letter provide each member of the Group with sufficient working capital for its present requirements (that is to say, to enable it to continue to carry on its business in its present form and at its present level of turnover) and for the purpose of performing in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

1.29 ACCURACY AND ADEQUACY OF INFORMATION

     (a) To the best of each of the Sellers' knowledge, information and belief, all information which has been given in writing by or on behalf of the Sellers to HCC or to the advisers or agents of HCC before or during the negotiations leading to this Agreement is in all material respects accurate and not misleading in any material respect save that:-

          (i) to the extent the information so provided contains matters of opinion, each of the Sellers warrants only that the relevant opinions were honestly and reasonably held by the person(s) giving them at the relevant time;

          (ii) where certain information contained in a document provided to HCC, its advisers or agents conflicts with other information which can be reasonably determined on its face to relate to the same subject matter contained in any document provided subsequently, the Warranty contained in this paragraph 1.29(a) shall apply only in relation to the information provided subsequently; and

          (iii) no warranty (express or implied) is given in this paragraph as to any forecasts, or financial projections, budgets or management accounts which have been provided in relation to any member of the Group other than as follows:-

                (A)   the Interim Balance Sheet is warranted under paragraph
                      1.9;

                (B) such forecasts, financial projections, budgets and management accounts were prepared with reasonable care; and


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                                       94


                (C) the budget for the period of 12 months ending May 1, 1999 and the financial projections for the period of 24 months ending May 1, 2000 in the document in the Disclosure Bundle labelled "Plan" (together the "Budget and Plan") contain the expectations of the Sellers in respect of the performance or state of affairs of the Group before acquisition by HCC for that period on the basis of current London insurance and reinsurance market conditions and that such expectations are honestly and reasonably held by the Sellers provided that no warranty is hereby given as to the outcome).

     (b) To the best of each of the Sellers' knowledge information and belief, the information referred to in the Disclosure Letter (including, without limitation, the contents of the Disclosure Bundle) is accurate in all material respects and is not misleading in any material respect save that:-

          (i) to the extent the information so provided contains matters of opinion, each of the Sellers warrants only that the relevant opinions were honestly and reasonably held by the person(s) giving them at the relevant time; and

          (ii) no warranty (express or implied) is given in this paragraph as to any forecasts, or financial projections, budgets or management accounts which have been provided in relation to any member of the Group other than as follows:-

                (A)   the Interim Balance Sheet is warranted under paragraph
                      1.9;

                (B) such forecasts, financial projections, budgets and management accounts were prepared with reasonable care; and

                (C) the Budget and Plan contain the expectations of the Sellers in respect of the performance or state of affairs of the Group before acquisition by HCC for that period on the basis of current London insurance and reinsurance market conditions and that such expectations are honestly and reasonably held by the Sellers provided that no warranty is hereby given as to the outcome.

     (c) All documents which should have been delivered by each member of the Group to the Registrar of Companies have been properly so delivered. Copies of the memorandum and articles of association of the members of the Group which have been supplied to HCC or its solicitors are complete and accurate in all material respects and fully set out the rights and restrictions attaching to each class of share capital of the company to which they relate.

     (d) The accounting records of each member of the Group have been kept on a proper and consistent basis with no change in the methods or bases of valuation or accountancy treatment having been made for at least two years prior to the Balance Sheet Date or since.

1.30 GRANTS AND ALLOWANCES

     No member of the Group has applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last six years.

1.31 TERMS OF TRADE

     (a) So far as any of the Sellers is aware, no substantial customer or supplier of any member of the Group has during the 12 months preceding the date of this agreement indicated an intention to cease trading with or supplying to that member or is likely to reduce substantially its trading with or supplies to that member. There is no contract to which any member of the Group is a party which by reason of the sale of the PEPYS Shares gives any other contracting party the right to terminate any contract of, or to impose any obligation (whether to make payment or otherwise) on, any member of the Group. So far as any of the Sellers is aware the attitude or actions of customers, suppliers, employees and other persons with regard to the Group will not be prejudicially affected by the execution of this agreement or Closing to the extent which in the aggregate will have a Material Adverse Effect on the Group.

          A "substantial customer" means a customer accounting for not less than (pound)100,000 of commission income earned by the Group per annum and "substantial supplier" means a supplier receiving not less than (pound)100,000 per annum from the Group.

     (b) No member of the Group uses or otherwise carries on its business under any name other than its corporate name.

1.32 BANK ACCOUNTS AND BORROWINGS

     (a) Details of all bank accounts maintained or used by each member of the Group (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) are set out in or contained in the Disclosure Bundle.

     (b) Details of all overdraft, loan and other financial facilities available to any member of the Group and the amounts outstanding under them as at January 29 1999 are set out in the Disclosure Letter and no Seller or


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          any member of the Group has done anything whereby the continuance of any of those facilities might be affected or prejudiced.

     (c) The total amount borrowed by each member of the Group from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in its the relevant member's Governing Documents.

1.33 SOLVENCY OF PEPYS AND RML

     (a) No order has been made and no resolution has been passed for the winding up of any member of the Group or for a provisional liquidator to be appointed in respect of any member of the Group and no petition has been presented and no meeting has been convened for the purpose of winding up any member of the Group.

     (b) No administration order has been made and no petition for such an order has been presented in respect of any member of the Group.

     (c) No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or all or any of its assets.

     (d) No member of the Group is insolvent, or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, or has stopped paying its debts as they fall due.

     (e) No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any member of the Group.

     (f) No event analogous to any of the foregoing has occurred in or outside England.

     (g) No unsatisfied judgment is outstanding against any member of the Group.

1.34 SOLVENCY OF SELLERS

     (a) No bankruptcy order has been made in respect of any of the Sellers or a petition for such an order presented.

     (b) No application has been made in respect of any of the Sellers for an interim order under section 253 of the Insolvency Act 1986.

     (c) None of the Sellers are unable to pay or to have no reasonable prospect of being able to pay any debt as those expressions are defined in section 268 of the Insolvency Act 1986.


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                                       97

     (d) No person has been appointed by the court to prepare a report in respect of any of the Sellers under section of the 273 Insolvency Act 1986.

     (e) No interim receiver has been appointed of the property of any of the Sellers under section 286 Insolvency Act 1986.

1.35 LIABILITY FOR SERVICES

     No member of the Group has provided any product or service which does not in any material respect (i) comply with all applicable laws, regulations or standards; or (ii) accord with any representation or warranty, express or implied, given in respect of it.

1.36 OWNERSHIP AND CONDITION OF ASSETS

     (a) Each member of the Group owns or has the right to use all assets used by any member of the Group in the course of its business (other than real property) or which are necessary for the continuation of that business as it is now carried on.

     (b) Each of the assets included in the Interim Balance Sheet or acquired by any member of the Group since the Balance Sheet Date is owned both legally and beneficially by a member of the Group free from any third party rights, and each of those assets capable of possession is in the possession or under the control of a member of the Group.

     (c) All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by any member of the Group in connection with its business are in good condition and working order and have been regularly maintained and (save for any in the process of being serviced or repaired) are capable of being properly used in connection with the business of the relevant part of the Group and, so far as any of the Sellers is aware, none is dangerous or obsolete.

1.37 INTELLECTUAL PROPERTY

     (a) Accurate details of all registered and material unregistered Intellectual Property owned or used by PEPYS or RML are set out in the Disclosure Letter. All renewal fees and steps required for the maintenance, protection and enforcement of the Intellectual Property owned or used by PEPYS or RML have been paid or taken. So far any of the Sellers is aware, all such rights are valid, subsisting and enforceable and no such rights are being or have been challenged or attacked by any third party or competent authority. For the purpose of this Warranty "Intellectual Property" means patents, trade marks and service marks, rights in designs, trade or business names, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and right under


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                                       98

          licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

     (b) Details of all licences, agreements, settlements, undertakings and other arrangements in respect of any Intellectual Property (the "Intellectual Property Agreements")entered into by PEPYS or RML are set out in the Disclosure Letter and are valid and enforceable. None of the Intellectual Property Agreements are capable of termination on a change in the management control or shareholding of PEPYS or RML or otherwise by reason of the transactions contemplated by this Agreement.

     (c) So far as any of the Sellers is aware, neither PEPYS nor RML nor any third party is in breach of any Intellectual Property Agreement.

     (d) So far as any of the Sellers is aware, no third party is infringing or making unauthorised use or has infringed or made unauthorised use of any Intellectual Property owned or used by PEPYS or RML.

     (e) All Intellectual Property owned or otherwise required for the business of PEPYS or RML is in the possession or under the control of PEPYS or RML.

     (f) So far as any of the Sellers is aware, the processes and methods employed, the services provided or the businesses conducted and the products used or dealt in by PEPYS within the last three years do not, and/or at the time of being employed, provided, conducted, used or dealt in did not, infringe the rights of any other person in any Intellectual Property.

1.38 INFORMATION TECHNOLOGY

     (a) Details of the Information Technology owned or used by PEPYS or RML and all agreements or arrangements relating to the maintenance and support (including escrow agreements relating to the deposit of source codes), security, disaster recovery management and utilisation (including facilities management and computer bureau services agreements) of the Information Technology owned or used by PEPYS have been disclosed in the Disclosure Letter. For the purposes of this Warranty 1.38, "Information Technology" means computer hardware, software, networks and/or other information technology used or required to carry out the respective businesses of PEPYS and RML of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise).

     (b) PEPYS and RML own or have the right to use all Information Technology used by or required to carry on the business of PEPYS and RML and fulfil its existing contracts and commitments.


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                                       99



     (c) No records, systems, controls data or information of PEPYS and RML are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership or control of PEPYS or RML.

     (d) There are no material bugs, breakdowns or viruses which have caused material disruption to the business of PEPYS and RML and so far as each of the Sellers is aware the Information Technology owned or used by PEPYS and RML has the capacity and performance necessary to fulfil the present and foreseeable requirements of PEPYS and RML. For the avoidance of doubt, this warranty is not given in relation to any Year 2000 Issue.

     (e) Each of PEPYS and RML has evaluated its operations and systems to review the risk of computer hardware and software used by it becoming unable to recognise and properly execute date-sensitive functions involving certain dates prior to and any dates after December 31, 1999 (the "Year 2000 Issue") and based on the findings of such review has determined that the computer hardware and software used by it is capable of operating in all material respects in such a manner that a change to, reference to or use of a date after December 31 1999 in their operation will not have a Material Adverse Effect; and neither the Sellers nor (so far as any of the Sellers is aware) any member of the Group has been notified by any of its substantial suppliers, substantial customers or financial institutions utilised by PEPYS or RML, that such supplier, customer or financial institution has or is likely to have any Year 2000 Issue, which together would have a Material Adverse Effect on the Group.

     (f) The Sellers have not disclosed to any third party any source code or algorithms relating to any software owned (either solely or jointly) by PEPYS or RML.

1.39 DORMANT COMPANY

     PMS is a dormant company and is not carrying on trade or business, is not a party to any subsisting contract, does not have any outstanding liability or obligation to any party (whether actual or contingent), is not in dispute with any party; those of its assets whose value is included in the Interim Balance Sheet are beneficially owned free of all encumbrances; and it has not entered into any agreements or arrangements (whether in respect of Taxation or otherwise) with any Seller or any employee.

1.40 BONUS RIGHTS


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                                      100


     No Seller has any right (whatsoever and howsoever arising) to receive any Bonus from any member of the Group.


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                                      101

                                   SCHEDULE 4
                        LIMITATIONS ON SELLERS LIABILITY

1.   For the purposes of this Schedule 4:

1.1 "HCC GROUP COMPANY" means HCC, or a company which is, from time to time, a subsidiary, subsidiary undertaking, associated undertaking or holding company of HCC or a subsidiary or associated undertaking of a holding company of HCC;

1.2  "RELEVANT AGREEMENTS" means this Agreement and the Tax Covenant;

1.3 "RELEVANT CLAIM" means a claim by HCC involving or relating to a breach of a Warranty;

1.4 "SELLER UNCAPPED CLAIM" means a claim by HCC involving or relating to a breach of Warranty 1.2(b) of Schedule 3; and

1.5  "TAX WARRANTIES" means the Warranties in Warranty 1.13 of Schedule 3.

2. The maximum aggregate liability of the Sellers under or in connection with the Relevant Agreements (including, for the avoidance of doubt, Section 8.1 of this Agreement) in respect of all claims on any ground whatsoever shall not exceed (pound)22,000,000 (the "Sellers' Cap") save that any liability of any Seller if Warranty 1.2(b) of Schedule 3 is breached, untrue or misleading shall not be subject to the Sellers' Cap.

3.1 HCC shall not be entitled to damages or other payments in respect of a Relevant Claim (other than a Relevant Claim relating to a Tax Warranty if and to the extent that the Relevant Claim arises in respect of Tax on income, profits or gains earned, accrued or received on or before December 31, 1998 or Tax in respect of an event occurring on or before December 31,
     1998) or under Section 8.1 (except where the claim under Section 8.1 is in respect of a breach of Section 7.2) unless the aggregate amount of all Relevant Claims (other than Relevant Claims relating to such Tax Warranties or to claims under Section 8.1 in respect of a breach of Section 7.2) and all claims under Section 8.1 exceed(pound)250,000 in which event the Sellers shall be liable merely for the excess.

3.2 HCC shall not be entitled to damages or other payments in respect of a Relevant Claim (other than a Relevant Claim relating to a Tax Warranty if and to the extent that the Relevant Claim arises in respect of Tax on income, profits or gains earned, accrued or received on or before December 31, 1998 or Tax in respect of an event occurring on or before December 31,
     1998) or under Section 8.1 which does not exceed (either on its own or when aggregated with one or more other Relevant Claims in respect of or arising from the same or substantially the same matter or circumstances)(pound)5,000.


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                                      102


3.3 To the extent that a Relevant Claim in respect of a Warranty other than a Tax Warranty relates to a Tax liability, clause 3 (Limits on Clause 2) of the Tax Covenant (other than clause 3(vii) of the Tax Covenant) will apply to the Relevant Claim mutatis mutandis as if set out herein.

4.1 The maximum liability of each of the Sellers in respect of all Relevant Claims and in respect of all other claims under or in connection with this Agreement or the Tax Covenant (all Relevant Claims together with all such other claims are referred to as "Applicable Claims") other than any Seller Uncapped Claim is limited as follows:

     (a)  Axel: (pound)46,200;

     (b)  Cook: (pound)7,662,500;

     (c)  Lockett: (pound)2,673,000;

     (d)  Mays: (pound)2,233,000;

     (e)  Rattner: (pound)330,000;

     (f)  MRI: (pound)4,573,800;

     (g)  Smith: (pound)2,402,500; and

     (h)  Steed: (pound)2,079,000.

4.2 If more than one Seller is liable in respect of any Applicable Claim then (subject to the limitations set out in paragraph 4.1 above) such Seller's liability in respect of that Applicable Claim shall be limited to that proportion of the Applicable Claim as the maximum liability of such Seller as set out in paragraph 4.1 bears to the aggregate maximum liability as set out in paragraph 4.1 above of the Sellers who are liable for the Applicable Claim. Without limitation of any other provision of this Agreement or any other document referred to herein (and subject to such limitations) all the Sellers are liable in respect of every Warranty which is breached, untrue or misleading save for Warranties as to title to their own PEPYS Shares and the authority and capacity of a Seller to sell.

5. Subject to paragraph 13, a Seller shall not be liable in respect of a Relevant Claim unless HCC has given such Seller or the Representative written notice of the Relevant Claim (stating so far as reasonably practicable the nature of the Relevant Claim in reasonable detail and the amount claimed) on or before:

5.1 subject to the Relevant Claims falling within paragraph 5.3, January 31, 2006 for Relevant Claims for breach of any Tax Warranty;

5.2 subject to the Relevant Claims falling within paragraph 5.3, January 31, 2002 for all other Relevant Claims; and


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                                      103


5.3 the expiration of the applicable statutory limit (if any) for the Relevant Claims where they relate to or arise out of fraud, fraudulent misrepresentation or dishonesty on the part of such Seller.

6. A Seller is not liable in respect of any Relevant Claim to the extent that such claim is contingent unless and until such contingent liability shall have become an actual liability provided that this paragraph shall not operate to avoid a Relevant Claim in respect of a contingent liability made before the expiry of the relevant period of time specified in paragraph 5 if a written notice of the Relevant Claim (stating so far as reasonably practicable the nature of the Relevant Claim in reasonable detail and the amount claimed) has been given before the expiry of such time period even if such liability shall not become an actual liability until after expiry of the relevant period.

7. A Seller is not liable in respect of a Relevant Claim (other than a Relevant Claim relating to a Tax Warranty) or a claim under Section 8.1:

7.1 If and to the extent that the matter giving rise to a Relevant Claim arises or if and to the extent any amount payable in relation to a Relevant Claim is increased as a result of the passing after the date of this Agreement of, or a change after the date of this Agreement in, a law, or any rule, regulation, or published administrative practice of a government, governmental department, agency or regulatory body (including, without limitation, any change after the date of this Agreement in such a practice in relation to extra statutory concessions) or an increase after the date of this Agreement in the Tax rates or an imposition of Tax, in each case not in force at the date of this Agreement;

7.2 if and to the extent that the matter giving rise to the Relevant Claim arises from or if and to the extent any amount payable in relation to a Relevant Claim is increased by any voluntary act done or omitted to be done by any member of the Group after Closing or at the written request of, or with the prior written consent of, HCC before Closing provided that no act or omission shall be regarded as voluntary if it is done or omitted:-

     (a) in order to comply with law or rules or regulations of any Government Authority; or

     (b) to satisfy or discharge a binding commitment or agreement created on or before Closing; or

     (c) to enable any member of the Group to carry on its business in the ordinary course;

7.3 if and to the extent that such Relevant Claim would not have arisen but for a voluntary change of accounting policy or practice of a member of the Group after Closing;


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                                      104

7.4 to the extent that the matter giving rise to the Relevant Claim was taken into account in computing the amount of a specific provision in the PEPYS Financial Statements or was specifically referred to in the PEPYS Financial Statements or in the notes to the PEPYS Financial Statements; or

7.5 to the extent that the matter giving rise to the Relevant Claim is fairly disclosed in the Disclosure Letter; or

7.6 (subject to paragraph 7.2) if and to the extent that such Relevant Claim would not have arisen or would have been reduced but for:-

     (a) a claim, election, surrender or disclaimer made, or notice or consent given, or another thing done, after Closing (other than one the making, giving or doing of which was taken into account in computing a provision for Tax or Tax asset in the PEPYS Balance Sheet);

     (b) a member of the Group's failure or omission to make a claim, election, surrender or disclaimer, or give a notice, or consent to do another thing, under, or in connection with, a provision of an enactment or regulation relating to Tax after Closing, the anticipated making, giving or doing of which was taken into account in computing a provision for Tax or Tax asset in the PEPYS Balance Sheet.

8. In assessing any damages or other amounts recoverable by an HCC Group Company for a Relevant Claim there shall be taken into account any corresponding net saving or net benefit which that HCC Group Company receives from any person which is directly referable to the matter giving rise to the Relevant Claim.

9. In calculating the liability of a Seller in relation to a Relevant Claim, there shall be taken into account (by way of reduction of the amount of such liability) the amount (if any) by which any Tax for which an HCC Group Company is liable to be assessed or accountable is reduced or extinguished as a direct result of the matter giving rise to such Relevant Claim and the timing of such reduction or extinguishment.

10.1 If Stephen L. Way or Frank J. Bramanti of HCC or any other employee of HCC (any such employee being referred to as a "Relevant Employee") who is (a) responsible for monitoring whether the Warranties were breached, untrue or misleading or (b) appointed to the board of directors of any member of the Group or (c) has direct management responsibility within HCC for the Group (provided that, for the avoidance of doubt, no Seller shall be treated as a Relevant Employee) has actual knowledge of any claim against any member of the Group by any third party which gives rise to a Relevant Claim (the "Applicable Relevant Claim") other than a Relevant Claim relating to a Tax Warranty, HCC shall give written notice of that claim to the Representative and it will further procure that the relevant member of the Group takes such action as any Seller may reasonably request to avoid, dispute, resist, compromise or


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                                      105

     defend a Notifiable Claim (as defined below) (such action is referred to below as "Defending Action") provided that neither HCC nor any member of the Group shall be required to take any Defending Action at any Seller's request unless:-

     (i) the Seller has admitted liability for the Applicable Relevant Claim subject to the terms of this Agreement;

     (ii) the Seller has first obtained an opinion indicating that any Defending Action he requests HCC or any member of the Group to take has a reasonable prospect of success from a Counsel approved in advance by HCC (such approval not to be unreasonably withheld or delayed);

     (iii) any Defending Action any Seller requests HCC or any member of the Group to take is not materially prejudicial to the interests of any HCC Group Company including any member of the Group provided that if the Seller in question has satisfied the requirements contained in paragraphs (i), (ii) and (iv) when this paragraph (iii) applies, the amount of the Applicable Relevant Claim shall be reduced:

           (A) in any case where the interests of a member of the Group would be materially prejudiced by the taking of Defending Action against a third party, by one half of the amount which, on the balance of probabilities, HCC or the relevant member of the Group could reasonably have been expected to recover under such Defending Action or by which the liability of the Applicable Relevant Claim could reasonably have been expected to be reduced by such Defending Action; and

           (B) in any case where the interests of the Group would not be materially prejudiced by the taking of Defending Action against a third party, the whole of the amount which, on the balance of probabilities, HCC or the relevant member of the Group could reasonably have been expected to recover under such Defending Action or by which the liability of the Applicable Relevant Claim could reasonably have been expected to be reduced by such Defending Action; and

     (iv) the Seller indemnifies and provides security to HCC and the Group on an after Tax basis to their reasonable satisfaction against all liabilities, costs, damages, charges and expenses which may be incurred thereby or, at HCC's option, provides HCC and each relevant member of the Group with funds to their reasonable satisfaction to cover, on an after Tax basis, any reasonably foreseeable costs, liabilities, damages, costs, expenses or charges which may be incurred.

     Any claim brought by any third party against any member of the Group in respect of which HCC is under an obligation under this paragraph 10.1 to notify


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                                      106

     the Sellers is referred to as a "Notifiable Claim". Failure by HCC to notify the Representative of a Notifiable Claim shall not relieve any Seller from any liability that he may have to HCC, any member of the Group or any other HCC Group Company under this Agreement except (subject to the sentence below) to the extent that such Seller demonstrates that the defence of such Notifiable Claim is materially prejudiced by HCC's failure to give notice to the Representative and/or that such failure or delay has substantially increased the liability of such Seller in respect of such claim (such exceptions are referred to as "Exceptions to Liability"). Failure by HCC to notify the Representative of a Notifiable Claim shall not relieve any Seller from any liability that he may have to HCC, any member of the Group or any other HCC Group Company under this Agreement if any Seller has knowledge of such Notifiable Claim and, in such a case, the Exceptions to Liability shall not apply.

10.2 Subject to the provisos in paragraph 10.1 above, HCC shall not settle or admit, and shall ensure that no member of the Group settles or admits liability in respect of a Notifiable Claim in respect of which any Seller has requested HCC and/or any member of the Group to take any Defending Action without the prior written consent of that Seller or the Representative such consent not to be unreasonably withheld or delayed provided that HCC and any member of the Group may settle any Notifiable Claim if HCC reasonably considers that the terms of such settlement are reasonable and any continuing defence of such Notifiable Claim is likely to be materially prejudicial to the interests of any HCC Group Company (including any member of the Group).

11. If the Seller(s) pay to an HCC Group Company an amount in respect of a Relevant Claim other than a Relevant Claim relating to a Tax Warranty and an HCC Group Company subsequently recovers from another person an amount which is referable to the matter giving rise to the Relevant Claim:

11.1 if the aggregate amount paid by the Seller(s) in respect of the Relevant Claim is more than the Sum Recovered, HCC shall immediately pay to the Representative the Sum Recovered; and

11.2 if the aggregate amount paid by the Seller(s) in respect of the Relevant Claim is less than or equal to the Sum Recovered, HCC shall immediately pay to the Representative an amount equal to the amount paid by the Seller(s).

11.3 Where more than one Seller has paid to an HCC Group Company an amount in respect of a Relevant Claim, any amounts payable by HCC under paragraph
     11.1 or 11.2 shall be apportioned between each such Seller in the proportion which each such Seller's contribution to the Relevant Claim bears to the total amount paid by all such Sellers in respect of the Relevant Claim but provided that if any amount payable by any HCC Group Company under this paragraph 11 is paid as the Representative shall direct, such payment shall constitute complete discharge of the obligation of such HCC Group Company and such HCC Group Company shall not be concerned to see that the payment is applied in paying the Sellers in accordance with their respective entitlements.


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                                      107

11.4 For the purposes of this paragraph 11, "SUM RECOVERED" means an amount equal to the total of the amount recovered from the other person (less any Tax suffered by any HCC Group Company in respect thereof and all costs properly incurred by any HCC Group Company in recovering the amount from the person) plus any interest (at LIBOR at the start of the period referred to below) in respect of such net amount for the period following the recovery of the amount from that person and after the payment by the Seller(s) of the Relevant Claim.

12.1 Subject to paragraph 12.2, a Seller is not liable in respect of a Relevant Claim or a claim under Section 8.1 if and to the extent that Stephen L. Way or Frank J. Bramanti of HCC or any other Relevant Employee has actual knowledge that a member of the Group has a right of recovery against a third party (other than another HCC Group Company), there is a reasonable prospect of success and HCC does not procure that such member of the Group has taken reasonable steps to enforce such right.

12.2 Paragraph 12.1 shall not apply where the provisions of such paragraph would otherwise jeopardise the member of the Group's entitlement to make recovery against the relevant third party or where the relevant Warranty is breached, untrue or misleading by reason of Tax on income, profits or gains, earned, accrued or received on or before December 31, 1998 or Tax in respect of an event occurring on or before December 31, 1998; and

12.3 Paragraph 12.1 shall not apply unless:

     (i) (subject to HCC's compliance with paragraph 12.1) the Seller has admitted liability for the Relevant Claim or claim under Section 8.1 subject to the terms of this Agreement;

     (ii) the Seller has first obtained an opinion indicating that the relevant member of the Group has a reasonable prospect of success from a Counsel approved in advance by HCC (such approval not to be unreasonably withheld or delayed);

     (iii) the exercise of any such right of recovery is not materially prejudicial to the interests of any HCC Group Company including any member of the Group provided that if the Seller in question has satisfied the requirements contained in paragraphs (i), (ii) and (iv) when this paragraph (iii) applies, the amount of the claim against such Seller shall be reduced:

          (A) in any case where the interests of a member of the Group would be materially prejudiced by the exercise of such right of recovery against a third party which is a customer of the Group, by one half of the amount which, on the balance of probabilities, HCC or the relevant member of the Group could reasonably have been expected to recover or by which the liability of the claim against


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                                      108


                the relevant Seller could reasonably have been expected to be reduced by such recovery; and

          (B) in any case where the interests of an HCC Group Company (other than a member of the Group) would not be materially prejudiced by the exercise of such right of recovery against a third party, the whole of the amount which, on the balance of probabilities, HCC or the relevant member of the Group could reasonably have been expected to recover or by which the liability of the claim against the relevant Seller could reasonably have been expected to be reduced by such recovery; and

     (iv) the Seller indemnifies and provides security to HCC and the Group on an after Tax basis to their reasonable satisfaction against all liabilities, costs, damages, charges and expenses which may be incurred thereby or, at HCC's option, provides HCC and each relevant member of the Group with funds to their reasonable satisfaction to cover, on an after Tax basis, any reasonably foreseeable costs, liabilities, damages, costs, expenses or charges which may be incurred.

12.4 Nothing in paragraphs 12.1 to 12.3 shall prevent HCC from bringing a Relevant Claim or Claim under Section 8.1 subsequently (and whether or not the relevant time periods referred to in paragraph 5 have expired provided always that written notice of such claim was given to the relevant Seller(s) in accordance with paragraph 5) if after the relevant member of the Group has taken steps to enforce the right of recovery against a third party it becomes clear that such recovery is unlikely to be successful and HCC has obtained an opinion from a Counsel reasonably acceptable to the Sellers indicating such an opinion or if and to the extent that the relevant member of the Group has not made full recovery against the relevant third party within 2 years of first taking steps to enforce such rights.

13. If HCC or any member of the HCC Group (including any member of the Group) is taking any steps to enforce any right of recovery against a third party in respect of any matter or circumstance which gave rise to a Relevant Claim then that part of the time period for notifying the Relevant Claim as set out in paragraph 5.1 or 5.2 has not elapsed at the date of first taking steps to enforce against the third party shall be suspended during the period in which the HCC or such member of the HCC Group is taking steps to enforce its right of recovery against the third party.

14. HCC is not entitled to recover more than once in respect of the same damage or loss suffered.

15. Any payment in respect of a Relevant Claim shall be treated as a reduction in the purchase price payable under the Agreement and in the amount received by the relevant Seller to the extent of such payment.

16.  Nothing in this Schedule 4:

     (a) (subject to paragraph (b) below), restricts or limits the general obligation of HCC at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim; or

     (b) (subject to paragraphs 10.1(iii)(A) and (B) and paragraph 12.3(iii)(A) and (B)), requires HCC or any other HCC Group Company including any member of the Group to do anything which would be materially prejudicial to its interests.

17. If at any time after the date of this Agreement a Seller wishes to insure against its liability in respect of Relevant Claims, subject to that Seller reimbursing all the costs properly incurred by HCC to comply with this paragraph and to the Seller and the relevant prospective insurer executing and delivering such document(s) reasonably acceptable to HCC confirming that they will keep confidential all information provided to them by HCC and any HCC Group Company, HCC shall promptly provide such information in relation to itself and/or any HCC Group Company as a prospective insurer may reasonably require before effecting the insurance provided that for the avoidance of doubt nothing in this paragraph shall require any HCC Group Company to disclose any information in breach of a duty to a third party to keep such information confidential.

18. Notwithstanding any other provision of this Agreement, no Tax relief, Tax saving or other Tax benefit will be taken into account in reducing any claim which HCC may have against a Seller under this Agreement or will give rise to an obligation on the part of HCC to make a payment to any Seller under this Agreement to the extent that it has been taken into account in reducing any claim made by HCC under the Tax Covenant or given rise to a payment or an increased payment by HCC under the Tax Covenant or would have reduced such claim or given rise to such payment or increased payment but for the application of the(pound)25,000 limit in clause 6(A) or clause 3(vii) thereof.

                                   SCHEDULE 5
                                 PROPERTY LEASES



PROPERTY LEASES WITH UNREGISTERED TITLES
---------------------------------------- --------------------- -------------------- ---------------- ------------------
PRESENT LESSEE (OWNER)                   DATE OF LEASE         PARTIES              TERM             CURRENT ANNUAL
                                                                                                     RENTAL
---------------------------------------- --------------------- -------------------- ---------------- ------------------
RML                                      5.12.1994 (together   The Prudential       29.9.1994 to     (pound)144,193
                                         with Deeds of         Assurance Company    28.9.2009
                                         Variation dated       Limited (1)
                                         20.4.1995 and         RML (2)
                                         15.1.1999)
---------------------------------------- --------------------- -------------------- ---------------- ------------------
RML                                      15.1.1999             The Prudential       15.1.1999 to(pound)156,752 (but
                                                               Assurance Company    28.9.2009        rent free to
                                                               Limited (1)                           14.4.1999)
                                                               RML (2)

---------------------------------------- --------------------- -------------------- ---------------- ------------------





PROPERTY LEASES WITH UNREGISTERED TITLES
---------------------------------------- ------------------------- --------------------
PRESENT LESSEE (OWNER)                   SHORT DESCRIPTION         CURRENT USE

---------------------------------------- ------------------------- --------------------
RML                                      Third Floor and           Offices and
                                         Basement Storerooms C     basement storage
                                         and D, Walsingham
                                         House, Seething Lane,
                                         London EC3
---------------------------------------- ------------------------- --------------------
RML                                       Second Floor and          Offices and
                                         Basement Storerooms Q     basement storage
                                         and J, Walsingham
                                         House, Seething Lane,
                                         London EC3
---------------------------------------- ------------------------- --------------------

                                   SCHEDULE 6
    HCC'S OBLIGATIONS PENDING REDEMPTION OF THE INITIAL SHORT TERM LOAN NOTES

Pending redemption of the Initial Short Term Loan Notes or, if later, enforcement by the Representative of the rights vested in him under and in accordance with the terms of the Deed of Charge, HCC shall procure that (except with the prior written consent of the Representative) each member of the Group will carry on its business in the ordinary course consistent with past practices with a view to maintaining the business of the relevant company as a going concern and without prejudice to the generality of the foregoing HCC shall procure that:

(a) each member of the Group shall use reasonable endeavours to keep available the services of its present officers and employees and use reasonable endeavours to preserve the goodwill of those having business relationships with it;

(b) no dividend or other distribution shall be declared, made or paid by any member of the Group otherwise than to another member of the Group;

(c) no share or loan capital (or options to subscribe to the same) shall be allotted, issued, redeemed or purchased or agreed to be allotted, issued, redeemed or repurchased by any member of the Group;

(d) no member of the Group shall sell or otherwise dispose of the whole or any part of its business or assets other than in the ordinary course of its trading;

(e) each member of the Group shall take all reasonable steps to comply with the terms of all contracts in the ordinary and usual course consistent with past practice and will not make any material alteration to the terms of any existing contract;

(f) no member of the Group shall incur or guarantee, except in the ordinary course of business consistent with past practice, any obligation for borrowed money or cancel or compromise any debts owed to it or waive or release any rights of material value;

(g) no member of the Group will purchase, acquire, sell or otherwise dispose of (whether by grant of lease or otherwise) or create any security interest, lien or other encumbrance over any company, shares or securities, business or property;

(h) each member of the Group shall maintain in full force and effect all insurance coverage in force at Closing;

(i) no amendment is made to the memorandum or articles of association of any member of the Group;

(j) no member of the Group pays any management or similar charge to any other member of the HCC Group;

(k) unless it is unable to pay its debts within the meaning of Section 123(a) and (b) of the Insolvency Act 1986 at the date of this Agreement, there is no winding up of any member of the Group;

(l) neither the shares in nor business and assets of PEPYS or RML shall be transferred, assigned, sold or otherwise disposed of nor shall any security interest, lien or other encumbrance be created over any such shares or assets; and

(m) no member of the Group will agree to do anything that is not permitted in accordance with the above.

HCC further agrees and undertakes to procure that after the security under the Deed of Charge has become enforceable and for so long as it remains enforceable, HCC and each member of the HCC Group (including each member of the Group) shall take all necessary steps to give full effect to the rights of the Representative under the Deed of Charge.

                                            HCC INSURANCE HOLDINGS, INC.

                                            By:    FRANK J. BRAMANTI

                                            Name:  Frank J. Bramanti,

                                            Title: Executive Vice President





                                            MARSHALL RATTNER, INC.

                                            By:  B.J. COOK as attorney for

                                            Name: B.J. Cook

                                            Title: CEO



                                            B.J. COOK as attorney for

                                            GERALD AXEL, Individually



                                            B.J. COOK

                                            BARRY J. COOK, Individually



                                            G.J. LOCKETT

                                            GARY J. LOCKETT, Individually



                                            CHRISTOPHER F.B. MAYS

                                            CHRISTOPHER F. B. MAYS, Individually

                                            B.J. COOK as attorney for

                                            MARK E. RATTNER, Individually



                                            JOHN SMITH

                                            JOHN SMITH, Individually



                                            KEITH W. STEED

                                            KEITH W. STEED, Individually